UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. _)

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

Stage Stores, Inc.
(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:_______________
(2)	Aggregate number of securities to which transaction applies:_______________
(3)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):_______________

(4)	Proposed maximum aggregate value of transaction:_______________
(5)	Total fee paid:_______________
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:_______________
(2)	Form, Schedule or Registration Statement No.:_______________
(3)	Filing Party:_______________
(4)	Date Filed: ________________

Stage Stores, Inc.
Notice of 2016 Annual Meeting of Shareholders
and
Proxy Statement

Stage Stores, Inc.
2425 West Loop South
Houston, Texas 77027

April 22, 2016

Dear Shareholder:
On behalf of the Board of Directors, it is my pleasure to invite you to attend the 2016 Annual Meeting of Shareholders of Stage Stores, Inc. The Annual Meeting will be held at our corporate office located at 2425 West Loop South, Houston, Texas, on June 2, 2016, beginning at 8:30 a.m. CDT.
The following pages contain the Notice of Annual Meeting of Shareholders and the accompanying Proxy Statement. We encourage you to review these materials for information concerning the business to be conducted at the Annual Meeting.
Your vote is very important. Whether or not you plan to attend the Annual Meeting, we urge you to vote as soon as possible. If you attend the Annual Meeting, you may revoke your proxy and vote in person, even if you have previously submitted a proxy.
We have elected to take advantage of Securities and Exchange Commission rules that allow us to furnish proxy materials to certain shareholders on the Internet. On or about the date of this letter, we began mailing a Notice of Internet Availability of Proxy Materials to shareholders of record at the close of business on April 4, 2016. At the same time, we provided those shareholders with access to our online proxy materials and filed our proxy materials with the Securities and Exchange Commission. We believe furnishing proxy materials to our shareholders on the Internet will allow us to provide our shareholders with the information they need, while lowering the costs of delivery of our proxy materials and reducing the environmental impact of the Annual Meeting. If you received a Notice of Internet Availability of Proxy Materials, you will not receive a printed copy of the proxy materials unless you request it by following the instructions for those materials contained in the Notice.
Thank you for your continued support of Stage Stores, Inc.
Sincerely,
William J. Montgoris
Chairman of the Board

STAGE STORES, INC.
NOTICE OF 2016 ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

TABLE OF CONTENTS

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS	i
IMPORTANT INFORMATION REGARDING VOTING	ii
IMPORTANT INFORMATION REGARDING AVAILABILITY OF PROXY MATERIALS	ii
IMPORTANT INFORMATION REGARDING ANNUAL MEETING ATTENDANCE	ii
PROXY STATEMENT	1
ABOUT THE ANNUAL MEETING	1
ITEM 1: ELECTION OF DIRECTORS	4
GOVERNANCE	7
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	14
ITEM 2: APPROVAL OF AMENDMENT TO OUR BYLAWS TO ADOPT MAJORITY VOTING IN UNCONTESTED DIRECTOR ELECTIONS	17
EXECUTIVE COMPENSATION	18
DIRECTOR COMPENSATION	43
EQUITY COMPENSATION PLAN INFORMATION	46
ITEM 3: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION	46
ITEM 4: RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP	48
AUDIT COMMITTEE MATTERS	48
ADDITIONAL INFORMATION	49
OTHER MATTERS	50
ANNEX A	51

Stage Stores, Inc.
2425 West Loop South
Houston, Texas 77027

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD JUNE 2, 2016

To our Shareholders:
The 2016 Annual Meeting of Shareholders of Stage Stores, Inc. will be held at our corporate office located at 2425 West Loop South, Houston, Texas 77027 on June 2, 2016, beginning at 8:30 a.m. CDT, for the following purposes:

1.	Elect as directors the nine nominees named in the Proxy Statement for a term of one year;

2.	Approve an amendment to our Amended and Restated Bylaws to implement a majority voting standard in uncontested director elections;

3.	Approve, on an advisory basis, the compensation of our named executive officers;

4.	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending January 28, 2017; and

5.	Transact such other business as may properly come before the Annual Meeting.
The Board of Directors has fixed the close of business on April 4, 2016, as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting and any postponement or adjournment thereof.
We began mailing a Notice of Internet Availability of Proxy Materials on or about April 22, 2016 to shareholders of record at the close of business on April 4, 2016. The Notice contains information on how to access on the Internet our 2016 Proxy Statement, our 2015 Annual Report to Shareholders, our Annual Report on Form 10-K for the fiscal year ended January 30, 2016 and the form of proxy, as well as instructions on how to request a paper copy of the proxy materials.
By Order of the Board of Directors,
Chadwick P. Reynolds
Senior Vice President,
Chief Legal Officer and Secretary

April 22, 2016
Houston, Texas

Your vote is very important. Shareholders are urged to vote online. If you attend the Annual Meeting, you may revoke your proxy and vote in person if you wish, even if you have previously submitted a proxy.

i

IMPORTANT INFORMATION REGARDING VOTING
If our common shares are registered in your name directly with our transfer agent, you are considered, with respect to those common shares, a holder of record (which we also refer to as a registered shareholder). If you hold our common shares in a brokerage account or through a bank or other holder of record, you are considered the beneficial shareholder of the common shares, which are often referred to as held in “street name.”
If you are a beneficial shareholder, you must instruct your broker how to vote your common shares. If you do not provide voting instructions, your common shares will not be voted on any proposal on which your broker does not have discretionary authority to vote. This is called a “broker non-vote”. In such cases, your broker may register your common shares as being present at the Annual Meeting for purposes of determining the presence of a quorum, but will not be able to vote on those matters for which specific authorization is required under the rules of the New York Stock Exchange (“NYSE”).
If you are a beneficial shareholder, your broker has discretionary voting authority under NYSE rules to vote your common shares on Item 4 (Ratification of the Appointment of Deloitte & Touche LLP), even if the broker does not receive voting instructions from you. However, your broker does not have discretionary authority to vote on Item 1 (Election of Directors), Item 2 (Amendment to Bylaws) or Item 3 (Advisory Vote to Approve Executive Compensation) without instructions from you, in which case a broker non-vote will occur and your common shares will not be voted on those matters. Accordingly, it is particularly important that beneficial owners instruct their brokers how they wish to vote their shares.
If you have any questions about the voting process, please contact the broker, bank or other financial institution where you hold your common shares. The Securities and Exchange Commission (“SEC”) also has a website (www.sec.gov/spotlight/proxymatters.shtml) with more information about your rights as a shareholder.
Additionally, you may contact our Investor Relations Department via the information located in the Investor Relations section of our website (www.stagestoresinc.com).
IMPORTANT INFORMATION REGARDING AVAILABILITY OF PROXY MATERIALS
Our 2016 Proxy Statement, our 2015 Annual Report to Shareholders and our Annual Report on Form 10-K for 2015 are available for review by shareholders of record at www.envisionreports.com/SSI and by beneficial shareholders at www.edocumentview.com/SSI.
IMPORTANT INFORMATION REGARDING ANNUAL MEETING ATTENDANCE
In accordance with our security procedures, all persons attending the Annual Meeting must present either their Notice of Internet Availability or the admission ticket found on their Proxy Card (if they requested and received a Proxy Card), or a brokerage statement or other proof of ownership of our common shares as of the record date, and picture identification. If you are a shareholder of record and plan to attend the Annual Meeting in person, please bring your Notice of Internet Availability or your admission ticket with you to the meeting. For security purposes, briefcases, bags, purses, backpacks and other containers will be subject to search at the door.

Directions to our corporate office, which is the location of the Annual Meeting, are available in the Investor Relations section of our website (www.stagestoresinc.com).

ii

Stage Stores, Inc.
2425 West Loop South
Houston, Texas 77027

______________________________
PROXY STATEMENT
______________________________

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (“Board”) of Stage Stores, Inc., a Nevada corporation (“we”, “our”, “us” and “Stage”), for use at the 2016 Annual Meeting of Shareholders to be held at our corporate office located at 2425 West Loop South, Houston, Texas 77027, on June 2, 2016, beginning at 8:30 a.m. CDT (“Annual Meeting”). On or about April 22, 2016, we began mailing to our shareholders of record at the close of business on April 4, 2016, a Notice of Internet Availability containing instructions on how to access the Notice of Annual Meeting of Shareholders, this Proxy Statement and our Annual Report to Shareholders for 2015.
Unless otherwise noted, references in this Proxy Statement to a particular year correspond to our fiscal year.  For example, “2013” refers to our fiscal year ended February 1, 2014, “2014” refers to our fiscal year ended January 31, 2015, “2015” refers to our fiscal year ended January 30, 2016, and “2016” refers to our fiscal year ending January 28, 2017.
ABOUT THE ANNUAL MEETING
Purpose of the Annual Meeting
At the Annual Meeting, shareholders will act upon the matters outlined in the Notice of Annual Meeting of Shareholders included with this Proxy Statement. Specifically, shareholders will be asked to: (1) elect as directors the nine nominees named in this Proxy Statement; (2) approve an amendment to our Amended and Restated Bylaws (“Bylaws”) to implement a majority voting standard in uncontested director elections; (3) approve, on an advisory basis, the compensation of our named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and the narrative discussion accompanying the tables; (4) ratify the appointment of Deloitte & Touche LLP as our independent registered accounting firm for 2016; and (5) transact such other business as may properly come before the Annual Meeting.
Voting Securities and Shareholder Voting Rights
Our voting securities consist of $0.01 par value per share of common stock. Only those shareholders of record at the close of business on April 4, 2016 (Record Date) are entitled to receive notice of, and to vote at, the Annual Meeting. On the Record Date, there were 26,933,392 outstanding shares of our common stock and holders of an additional 1,109,667 shares of vested and unvested restricted stock with voting rights. Each share of our outstanding common stock and unvested restricted stock entitles the holder thereof to one vote on each matter to be voted upon at the Annual Meeting or any postponement or adjournment thereof. Treasury shares are not voted.
Individual votes of shareholders are kept private, except as appropriate to meet legal requirements. Access to proxies and other individual shareholder voting records is limited to our inspector of election and certain of our employees and agents who must acknowledge their responsibility to comply with this policy of confidentiality.
A list of the record holders entitled to vote at the Annual Meeting will be available for inspection at the Annual Meeting. All voting at the Annual Meeting will be governed by our Amended and Restated Articles of Incorporation (Articles of Incorporation), our Bylaws and the applicable laws of the State of Nevada.

Registered Shareholders and Beneficial Shareholders
If our common shares are registered in your name directly with our transfer agent, you are considered, with respect to those common shares, a holder of record (which we also refer to as a registered shareholder). If you hold our common shares in a brokerage account or through a bank or other holder of record, you are considered the beneficial shareholder of the common shares, which are often referred to as held in “street name.”
Internet Availability of Proxy Materials
In accordance with rules adopted by the Securities and Exchange Commission (“SEC”), instead of mailing a printed copy of our proxy materials to each shareholder of record, we are permitted to furnish our proxy materials, including the Notice of Annual Meeting of Shareholders, this Proxy Statement, our 2015 Annual Report to Shareholders and our Annual Report on Form 10-K for 2015, by providing access to those documents on the Internet. Generally, shareholders will not receive printed copies of the proxy materials unless they request them.
A Notice of Internet Availability that provides instructions for accessing our proxy materials on the Internet was mailed directly to registered shareholders. The Notice of Internet Availability also provides instructions regarding how registered shareholders may vote their common shares on the Internet. Registered shareholders who prefer to receive a paper or email copy of our proxy materials should follow the instructions provided in the Notice of Internet Availability for requesting those materials.
The broker, bank or other holder of record who is considered the registered shareholder with respect to common shares will forward to the beneficial shareholder of those common shares a notice that directs the beneficial shareholder to the website where our proxy materials may be accessed. That broker, bank or other holder of record should also provide to the beneficial shareholders instructions on how the beneficial shareholders may request a paper or email copy of our proxy materials. Beneficial shareholders have the right to direct their broker, bank or other holder of record on how to vote their common shares by following the voting instructions they receive from their broker, bank or other holder of record.
To enroll in the electronic delivery service for future shareholder meetings, use your Notice of Internet Availability (or proxy card, if you received printed copies of the proxy materials) to register online at www.envisionreports.com/SSI and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.
How to Vote
As a Registered Shareholder
After receiving the Notice of Internet Availability (or proxy card, if you received printed copies of the proxy materials), registered shareholders are urged to visit www.envisionreports.com/SSI to access our proxy materials and vote online. When voting online, you must follow the instructions posted on the website and you will need the control number included on your Notice of Internet Availability (or proxy card, if applicable). Registered shareholders may also vote by telephone by calling 1-800-652-8683, by completing and mailing a proxy card (if you received printed copies of the proxy materials), or by written ballot at the Annual Meeting. If, after receiving the Notice of Internet Availability, you request (via online, toll-free telephone number or e-mail) that we send you paper or electronic copies of our proxy materials, you may vote your common shares by completing, dating and signing the proxy card included with the materials and returning it in accordance with the instructions provided.
If you vote online, by telephone or by mail, your vote must be received by 11:59 p.m. EDT on June 1, 2016, the day before the Annual Meeting.
If you timely and properly submit your vote, your common shares will be voted as you direct. If you return or otherwise complete your proxy card, but you do not indicate your voting preferences, the proxies will vote your shares FOR each of Item 1 (Election of Directors), Item 2 (Amendment to Bylaws), Item 3 (Advisory Vote to Approve Executive Compensation) and Item 4 (Ratification of the Appointment of Deloitte & Touche LLP) and in their discretion for such other matters as may properly come before the Annual Meeting.
A registered shareholder may revoke a proxy at any time before it is exercised by filing with our Inspector of Election a written notice of revocation or duly executing and delivering to our corporate secretary a proxy bearing a later date. A registered shareholder may also revoke a proxy by attending the Annual Meeting and giving written notice of revocation to the secretary of the meeting. Attendance at the Annual Meeting will not by itself revoke a previously granted proxy.

As a Beneficial Shareholder
Beneficial shareholders should follow the procedures and directions set forth in the materials they receive from the broker, bank or other holder of record who is the registered holder of their common shares to instruct such registered holder how to vote those common shares or revoke previously given voting instructions. Please contact your broker, bank or other holder of record to determine the applicable deadlines. Beneficial shareholders who wish to vote at the Annual Meeting will need to obtain and provide to the secretary of the meeting a completed form of proxy from the broker, bank or other holder of record who is the registered holder of their common shares.
Brokers, banks and other holders of record who hold common shares for beneficial shareholders in street name may vote such common shares on “routine” matters (as determined under NYSE rules), such as Item 4 (Ratification of the Appointment of Deloitte & Touche LLP), without specific voting instructions from the beneficial owner of such common shares. Brokers, banks and other holders of record may not, however, vote such common shares on “non-routine” matters, such as Item 1 (Election of Directors), Item 2 (Amendment to Bylaws) and Item 3 (Advisory Vote to Approve Executive Compensation) without specific voting instructions from the beneficial owner of such common shares. Proxies submitted by brokers, banks and other holders of record that have not been voted on “non-routine” matters are referred to as “broker non-votes.” Broker non-votes will not be counted for purposes of determining the number of common shares necessary for approval of any matter to which broker non-votes apply (i.e., broker non-votes will have no effect on the outcome of such matter).
Householding
SEC rules allow multiple shareholders residing at the same address the convenience of receiving a single copy of the Notice of Internet Availability, Annual Report to Shareholders and proxy materials if they consent to do so (“householding”). Householding is permitted only in certain circumstances, including when you have the same last name and address as another shareholder. If the required conditions are met, and SEC rules allow, your household may receive a single copy of the Notice of Internet Availability, Annual Report to Shareholders and proxy materials.
Board’s Recommendations
Subject to revocation, all proxies that are properly completed and timely received will be voted in accordance with the instructions contained therein. If no instructions are given (excluding broker non-votes), the persons named as proxy holders will vote the common shares in accordance with the recommendations of the Board. The Board’s recommendations are set forth together with the description of each proposal in this Proxy Statement. In summary, the Board recommends a vote:

1.	FOR the election of its nominated slate of directors (see Item 1);

2.	FOR the approval of an amendment to our Bylaws to implement a majority voting standard in uncontested director elections (see Item 2);

3.
FOR the approval, on an advisory basis, of the compensation of our named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Disclosure and Analysis, compensation tables and the narrative discussion accompanying the tables (see Item 3); and

4.	FOR the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for 2016 (see Item 4).
If any other matter properly comes before the Annual Meeting, or if a director nominee named in this Proxy Statement is unable to serve or for good cause will not serve, the proxy holders will vote on that matter or for a substitute nominee as recommended by the Board.
Quorum
The presence, in person or by proxy, of the holders of a majority of the outstanding common shares entitled to be voted at the Annual Meeting will constitute a quorum, permitting us to conduct our business at the Annual Meeting. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of common shares considered to be represented at the Annual Meeting for purposes of establishing a quorum.
Vote Required for Approval
Item 1
For purposes of Item 1 (Election of Directors), pursuant to our Bylaws and Section 78.330 of the Nevada Revised Statutes, the nominees receiving the nine highest vote totals of the votes cast at the Annual Meeting in person or by proxy will be elected as directors.

Other Items
For purposes of Item 2 (Amendment to Bylaws), Item 3 (Advisory Vote to Approve Executive Compensation) and Item 4 (Ratification of the Appointment of Deloitte & Touche LLP), the affirmative vote of a majority of the votes cast on each such matter will be required for approval. The votes received with respect to Item 3 and Item 4 are advisory and will not bind the Board or us. A properly executed proxy marked “abstain” with respect to Item 2, Item 3 or Item 4 will not be voted with respect to such matter. Abstentions and broker non-votes, if any, will not be counted as votes cast, and they will have no effect on the outcome of the matters (other than Item 1) to be voted on at the Annual Meeting. If no voting instructions are given (excluding broker non-votes), the persons named as proxy holders on the proxy card will vote the common shares in accordance with the recommendation of the Board.
ITEM 1: ELECTION OF DIRECTORS
At the Annual Meeting, nine directors are to be elected to serve until the next annual meeting of shareholders and until their respective successors are elected and qualified, or until their earlier death, resignation or removal. All nine nominees are currently directors on the Board. Proxies may not be voted at the Annual Meeting for more than nine persons. Our shareholders do not have cumulative voting rights in the election of directors. The Board’s Corporate Governance and Nominating Committee recommended the current directors for re-election. The Board knows of no reason why any nominee may be unable to serve as a director. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such other person as the Board may nominate.
Information concerning each nominee is set forth in the following table, including each nominee’s age (as of the Record Date), current Board committee memberships, business experience and principal occupation for the past five years or more, the specific experience, qualifications, attributes or skills of each nominee that led to the conclusion that the nominee should serve as a director (which are in addition to the general qualifications discussed in the “Director Qualifications; Identifying and Evaluating Nominees” section below), other public company directorships held by each nominee during the past five years, and tenure as a director on the Board. The Board has affirmatively determined that, with the exception of Mr. Glazer, all of the nominees are independent of Stage, its subsidiary and its management under the standards set forth in the NYSE rules, and no nominee has a material relationship with Stage, its subsidiary or its management aside from his or her service as a director. Mr. Glazer is not an independent director due to his employment as our President and Chief Executive Officer (“CEO”). An asterisk (*) next to a nominee’s name in the following table denotes that the Board has determined that the individual is an independent director.

Name	Age	Director Since	Business Experience, Current Positions on the Board’s Committees, and Specific Qualifications for Service on the Board
Alan J. Barocas*	67	2007
Business Experience:  Senior Executive Vice President of Leasing at General Growth Properties, Inc., a real estate development and management firm, since January 2011. From May 2006 to January 2011, Mr. Barocas was the principal of Alan J. Barocas and Associates, a real estate consulting firm. From June 1981 to April 2006, he was employed by GAP, Inc., an apparel retailer, serving last as Senior Vice President of Real Estate.
Committee Memberships: Corporate Governance and Nominating Committee; Compensation Committee
Director Qualifications:  Mr. Barocas’ lengthy service in senior executive roles for large public companies in the real estate and retail industries provides the Board with valuable leadership experience and real estate and retail expertise.

Name	Age	Director Since	Business Experience, Current Positions on the Board’s Committees, and Specific Qualifications for Service on the Board
Elaine D. Crowley*	57	2014
Business Experience:  Liquidation Trustee for the Bombay Liquidation Trust, which oversees the liquidation of The Bombay Company, Inc. (“Bombay”), a furniture and home goods retailer, since September 2008, where she has served as Senior Vice President, Chief Financial Officer and Treasurer since February 2000. Bombay filed for bankruptcy protection on September 20, 2007. From August 2010 to September 2012, Ms. Crowley served as Executive Vice President and Chief Financial Officer for Mattress Giant Corporation, a mattress retailer. From August 2008 to August 2010, Ms. Crowley served as Executive Vice President and Chief Financial Officer and Senior Vice President, Controller and Chief Accounting Officer/Chief Financial Officer for Michaels Stores, Inc., an arts and crafts retailer.
Committee Memberships: Audit Committee; Compensation Committee
Director Qualifications:  Ms. Crowley’s tenure in senior executive and financial roles with other retailers and experience as a Certified Public Accountant in public accounting provides the Board with valuable leadership experience and financial and retail expertise.

Diane M. Ellis*	58	2012
Business Experience:  CEO of The Limited, a fashion retailer, since August 2013. From September 2004 until August 2013, Ms. Ellis served as President and Chief Operating Officer of Brooks Brothers Group, Inc., an apparel retailer.
Committee Memberships: Audit Committee; Corporate Governance and Nominating Committee (Chair)
Director Qualifications:  Ms. Ellis’ service in senior executive roles with other retailers and deep experience in merchandising, marketing and e-commerce, as well as her experience in strategic consulting to the retail industry while at Lighthouse Retail Group and PricewaterhouseCoopers LLC, provides the Board with valuable leadership and industry experience and retail, marketing and strategic planning expertise.

Michael L. Glazer	67	2001
Business Experience:  Our President and CEO since April 2012. From October 2009 to April 2012, Mr. Glazer served as the President and CEO of Mattress Giant Corporation, a mattress retailer. From August 2005 to October 2009, Mr. Glazer served as Managing Director of Team Neu, a private equity firm. From May 1996 to August 2005, Mr. Glazer served as President and CEO of KB Toys, Inc., a toy retailer. Mr. Glazer served as a director of CPI Corporation, a portrait studio operator, from December 2008 to July 2012.
Committee Memberships: None
Director Qualifications:  Mr. Glazer’s 40 years in the retail industry, tenure as CEO of several retailers and significant knowledge of our business, provides the Board with valuable retail expertise, leadership and industry experience.

Name	Age	Director Since	Business Experience, Current Positions on the Board’s Committees, and Specific Qualifications for Service on the Board
Earl J. Hesterberg*	62	2010
Business Experience:  President, CEO and a director of Group 1 Automotive, Inc., an automotive retailer, since April 2005. From October 2004 to April 2005, Mr. Hesterberg served as Group Vice President, North America Marketing, Sales and Service for Ford Motor Company. Mr. Hesterberg has also served as President and CEO of Gulf States Toyota, a distributor of vehicles, parts and accessories.
Committee Memberships: Compensation Committee (Chair); Corporate Governance and Nominating Committee
Director Qualifications:  Mr. Hesterberg’s extensive experience in senior executive roles, particularly as CEO, for large public companies in the retail industry and deep knowledge of marketing, customer service, strategic planning and consumer research provides the Board with valuable leadership and strategic planning experience and marketing and retail expertise.

Lisa R. Kranc*	62	2012
Business Experience:  Senior Vice President, Marketing of AutoZone, Inc., an automotive aftermarket parts retailer and distributor, from August 2001 until her retirement in December 2012. Since September 2015, Ms. Kranc has served on the Board of Directors of Truck Hero, Inc., a supplier of truck accessories. From June 2014 to May 2015, Ms. Kranc served on the Board of Directors of Armored AutoGroup, Inc., a consumer products manufacturer.
Committee Memberships: Compensation Committee; Corporate Governance and Nominating Committee
Director Qualifications:  Ms. Kranc’s tenure in a senior executive role for a large public company in the retail industry and extensive experience in marketing, brand management, consumer research and strategic planning provides the Board with valuable leadership and strategic planning experience and marketing and retail expertise.

William J. Montgoris*	69	2004
Business Experience:  Chairman of the Board of Stage since June 2010. From August 1993 until his retirement in June 1999, Mr. Montgoris served as Chief Operating Officer of The Bear Stearns Companies, Inc. (“Bear Stearns”), an investment bank and securities trading and brokerage firm. Mr. Montgoris also served as Chief Financial Officer at Bear Stearns from April 1987 until October 1996. Since August 2008, Mr. Montgoris has served on the Board of Directors of Carter’s, Inc., a retailer and marketer of children’s apparel, where he is a member of the audit committee. From July 2008 to November 2013, Mr. Montgoris served on the Board of Directors of OfficeMax Incorporated, an office products retailer, where he was a member of the audit and compensation committees.
Committee Memberships: Audit Committee
Director Qualifications:  Mr. Montgoris’ extensive experience in senior executive roles with a leading global investment banking firm and as a director at large public companies in the retail industry, as well as his experience as a Certified Public Accountant and deep finance and accounting knowledge, provides the Board with valuable leadership and financial and retail expertise.

Name	Age	Director Since	Business Experience, Current Positions on the Board’s Committees, and Specific Qualifications for Service on the Board
C. Clayton Reasor*	59	2012
Business Experience:  Executive Vice President, Investor Relations, Strategy, Corporate and Government Affairs of Phillips 66, an energy manufacturing and logistics company, since October 2014. From May 2012 to September 2014, Mr. Reasor served as Senior Vice President, Investor Relations, Strategic Development, Public Affairs and Public Policy of Phillips 66. From April 2009 to April 2012, Mr. Reasor served as Vice President, Investor Relations and Public Affairs of ConocoPhillips, a crude oil and natural gas exploration and production company. Mr. Reasor is a director of Phillips 66 Partners GP LLC, the general partner of Phillips 66 Partners LP, a publicly-traded owner, developer and acquirer of crude oil, refined petroleum and natural gas pipelines and terminals.
Committee Memberships: Compensation Committee; Corporate Governance and Nominating Committee
Director Qualifications:  Mr. Reasor’s significant experience in the development, implementation and communication of corporate strategy, his background working with investment analysts and investors and his tenure in executive roles for large public companies provides the Board with valuable strategic planning and investor relations expertise and leadership experience.

Ralph P. Scozzafava*	57	2012
Business Experience:  Executive Vice President and Chief Operating Officer of Dean Foods Company, a food and beverage processor and distributor, since October 2014. From December 2013 to October 2014, Mr. Scozzafava was an adviser to consumer products companies. From May 2008 to November 2013, Mr. Scozzafava served as Chairman and CEO of Furniture Brands International, Inc. (“Furniture Brands”), a furniture manufacturer. From June 2007 to January 2008, Mr. Scozzafava served as Vice Chairman and CEO-designate of Furniture Brands. Furniture Brands filed for bankruptcy protection on September 9, 2013. From 2001 until June 2007, Mr. Scozzafava was employed at Wm. Wrigley Jr. Company, where he held several executive positions.
Committee Memberships: Audit Committee (Chair); Compensation Committee
Director Qualifications:  Mr. Scozzafava’s tenure in senior executive roles, including as a CEO, for large public companies and extensive experience in marketing, brand management and strategic planning provides the Board with valuable leadership and strategic planning experience and marketing and branded consumer goods expertise.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH NOMINEE LISTED ABOVE.
GOVERNANCE
Board Leadership Structure
Our business is managed under the direction of the Board. The Board is currently comprised of the nine directors identified in Item 1. Members of the Board are kept informed of our business through discussions with our CEO and other members of management, by reviewing materials provided to them, by visiting our offices, stores and distribution centers, and by participating in meetings of the Board and its committees.
Our CEO does not serve as the Chairman of the Board. We believe that this leadership structure is appropriate for us because, while it allows the CEO to speak for and lead us and communicate with other members of senior management, it provides for effective oversight by the Board, all of whom are highly qualified and experienced and exercise a strong oversight function. The Chairman plans the agendas for meetings of the Board, chairs the Board meetings, and is responsible for briefing our CEO, as needed, concerning executive sessions of the independent members of the Board. The Chairman also determines when additional meetings of the Board are needed.

Corporate Governance Guidelines
We have adopted written Corporate Governance Guidelines (“Governance Guidelines”) to assist in fulfilling our corporate governance responsibilities. The Governance Guidelines provide a structure within which our directors and management may monitor the effectiveness of policy and decision making both at the Board and management level, with a view to enhancing shareholder value over the long term. The Governance Guidelines are available in the Investor Relations section of our website (www.stagestoresinc.com) under the “Corporate Governance” caption.
Code of Ethics and Business Conduct and Code of Ethics for Senior Officers
We have adopted a written Code of Ethics and Business Conduct (“Code of Ethics”) to serve as the basic set of policies and procedures governing the behavior of our directors, executive officers and other employees in conformance with NYSE rules. It is our policy to adhere to the highest standards of business ethics in all our business activities. When engaging in any activity concerning us, our customers, competitors, suppliers, other employees, shareholders or the general public, our directors, executive officers and other employees must maintain standards of uncompromising integrity and conduct themselves in a professional manner with a positive, supportive attitude.
We have also adopted a Code of Ethics for Senior Officers (“Code for Senior Officers”) in order to promote ethical conduct in the practice of financial management. We believe our CEO, Chief Financial Officer and Controller each hold an important role in corporate governance. The Code for Senior Officers is designed to deter wrongdoing and provide principles to which our principal executive officer, principal financial officer, principal accounting officer, controller or persons performing similar functions are expected to adhere and advocate. These principles embody rules regarding individual and peer responsibilities, as well as responsibilities to our shareholders and others who have a stake in our continued success.
The Code of Ethics and the Code for Senior Officers are each available in the Investor Relations section of our website (www.stagestoresinc.com) under the “Corporate Governance” caption. We intend to post amendments to or waivers from any applicable provision (related to elements listed under Item 406(b) of Regulation S-K) of the Code of Ethics and the Code for Senior Officers (in each case, to the extent applicable to our principal executive officer, principal financial officer, principal accounting officer, controller or persons performing similar functions), if any, in the Investor Relations section of our website (www.stagestoresinc.com) under the “Corporate Governance” caption.
Director Independence
The Board undertook its most recent annual review of director independence in March 2016. During the review, the Board, in accordance with NYSE rules, broadly considered all relevant facts and circumstances to determine whether any director has a material relationship with us, either directly or indirectly, other than serving as one of our directors, including all transactions, relationships and arrangements between each director, his or her affiliates, and any member of his or her immediate family, on one hand, and Stage, its subsidiary and members of management, on the other hand. The purpose of this review was to determine whether any such transactions, relationships or arrangements were inconsistent with a determination that the director is independent in accordance with NYSE rules.
As a result of the review, the Board affirmatively determined that, with the exception of Mr. Glazer, all of the directors nominated for election at the Annual Meeting are independent of Stage, its subsidiary and management under the standards set forth in the NYSE rules, and no director nominee has a material relationship with Stage, its subsidiary or management aside from his or her service as a director. Mr. Glazer was deemed not independent due to his employment as our President and CEO.
All members of the Board’s Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee are independent directors. Members of the Audit Committee also satisfy a separate SEC independence requirement, which provides that they may not accept directly or indirectly any consulting, advisory or other compensatory fee from us or our subsidiary other than their directors’ compensation. Members of the Compensation Committee also satisfy separate NYSE independence requirements to ensure independence from management.

In evaluating director independence, the Board considered store leasing transactions between our subsidiary and Mr. Barocas’ employer, General Growth Properties, Inc. (“General Growth”). In the ordinary course of our business, we leased two of our more than 830 store locations from General Growth at January 30, 2016. As a result, the Board conducted an independence analysis to determine whether Mr. Barocas remains an independent director, pursuant to NYSE rules. Quarterly (most recently in March 2016), the Board reviewed the payments we made to General Growth in each of the last three years ($0.3 million in 2015, $0.3 million in 2014 and $0.5 million in 2013), discussed the matter with Mr. Barocas, and reviewed General Growth’s reported consolidated gross revenues ($2.4 billion in 2015, $2.5 billion in 2014 and $2.5 billion in 2013). As a result, the Board determined that the transactions are immaterial and do not impair Mr. Barocas’ independence. The Board also concluded that Mr. Barocas did not have a direct or indirect material interest in our store leasing transactions with General Growth during

2015. As Mr. Barocas is employed by, and we lease stores from, General Growth, the Board will continue its quarterly reviews of these transactions and the independence of Mr. Barocas.
Related Person Transactions
The Board, with the assistance of the Audit Committee and the Corporate Governance and Nominating Committee, monitor compliance with our corporate governance policies, practices and guidelines applicable to our directors, nominees for director, officers and employees. Our Governance Guidelines, Code of Ethics and human resources policies address governance matters and prohibit, without the consent of the Board or its designee, directors, officers and other employees from engaging in transactions that conflict with our interests or that otherwise usurp corporate opportunities. Our Governance Guidelines also prohibit our directors, officers and other employees from entering into any agreement or arrangement with any person or entity or to authorize any transaction which we may be required to disclose to the SEC unless the agreement or arrangement is approved by the Board.
Pursuant to our written Related Person Transaction Policy, the Audit Committee also evaluates “related person transactions,” which we define more stringently than is required under SEC rules. Under our policy, we consider a related person transaction to be any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships): (1) involving more than $5,000 in which we and any of our directors, executive officers, other employees, holders of more than five percent of our common shares, or their respective immediate family members were or are to be a participant; and (2) in which such related person had, has or will have a direct or indirect material interest. Our policy requires our directors, executive officers and other employees to report to the attention of the Chair of the Audit Committee all transactions, whether proposed or existing, of which they have knowledge and which they believe may constitute a related person transaction. If the Audit Committee Chair, with the assistance of legal counsel, determines that the transaction constitutes a related person transaction, the Audit Committee Chair or our Chief Legal Officer will notify the other members of the Audit Committee.
Thereafter, the Audit Committee will review the related person transaction, considering all factors and information it deems relevant, and approve or disapprove the transaction in light of what the Committee believes to be the best interests of Stage and our shareholders. If advance approval is not practicable or if a related person transaction that has not been approved is discovered, the Audit will promptly consider whether to ratify the transaction. Where advance approval is not practicable or we discover a related person transaction that has not been approved and the Audit Committee disapproves the transaction, the Committee will, taking into account all of the factors and information it deems relevant (including the rights available to us under the transaction), determine whether we should amend, rescind or terminate the transaction in light of what it believes to be the best interests of our shareholders and company. We do not intend to engage in related person transactions disapproved by the Audit Committee. Examples of factors and information that the Audit Committee may consider in its evaluation of a related person transaction include: (1) the reasons for entering into the transaction; (2) the terms of the transaction; (3) the benefits of the transaction to us; (4) the comparability of the transaction to similar transactions with unrelated third parties; (5) the materiality of the transaction to each party; (6) the nature of the related person’s interest in the transaction; (7) the potential impact on the independence of an outside director; and (8) the alternatives to the transaction.
In addition, on an annual basis, each director, director nominee and executive officer must complete a questionnaire that requires written disclosure of any related person transaction. The responses to these questionnaires are reviewed by our Chief Legal Officer and Controller, and shared with the Board, to identify any potential conflicts of interest or potential related person transactions.
If a related person transaction, as defined under SEC rules, existed, we would disclose the transaction as required. Based on our most recent review conducted in the first quarter of 2016, none of our directors, director nominees, officers or other employees have engaged in any related person transaction requiring disclosure since the beginning of 2015.
Loans to Directors and Executive Officers Prohibited
Our Governance Guidelines also prohibit us from, directly or indirectly, extending or maintaining credit, or arranging for or guaranteeing the extension of credit, in the form of a personal loan to or for any of our directors, executive officers or their immediate family members.
Policy on Poison Pills
The term “poison pill” refers to a type of shareholder rights plan that some companies adopt to provide an opportunity for negotiation during a hostile takeover attempt. The Board has not adopted a poison pill. However, as we are a Nevada corporation, our Articles of Incorporation provide that we have expressly elected to be governed by Chapter 78 of the Nevada Revised Statutes (“NRS”) with respect to the acquisition of a controlling interest in us. NRS 78 provides that a person who seeks to acquire a “controlling interest” (20% or greater) in a Nevada corporation will only obtain such voting rights in the shares acquired (“control shares”) as are granted by a vote of the holders of a majority of our remaining voting power at a special or annual meeting of the shareholders. In addition, NRS 78 provides that we may redeem not less than all of the control shares at the average price of the control shares if the control shares are not granted full voting rights by the shareholders.
Attendance at Board, Committee and Shareholder Meetings
The Board held four regular meetings and five special meetings during 2015. During 2015, each director attended at least 75% of the aggregate of the total number of meetings of the Board and the committees on which he or she served (in each case, held during the periods that he or she served). The independent directors meet in regularly scheduled executive sessions of the Board and its committees without employees and non-independent directors present. The Chairman of the Board or committee chair, as applicable, presides at all executive sessions. In addition to regularly scheduled meetings, a number of directors were involved in numerous informal meetings with management, offering valuable advice and suggestions on a broad range of corporate matters. It is the Board’s policy that each director nominee should be present for the annual meeting of shareholders absent exceptional cause. Each director named in Item 1 attended the 2015 annual meeting of shareholders.
Board’s Role in Risk Oversight
The Board’s role in risk oversight is administered directly and through its standing committees, with each committee’s role more fully described in the “Role of the Board’s Committees” section below. The Audit Committee assists the Board in fulfilling its oversight responsibility relating to the performance of our system of internal controls, the integrity of our financial statements, legal and regulatory compliance, our audit, accounting and financial reporting processes, the qualifications, independence and work of our independent registered public accounting firm, and the evaluation of enterprise risk issues, particularly those risk issues not overseen by other committees. The Compensation Committee is responsible for overseeing the management of risks relating to our compensation programs, policies and practices. The Corporate Governance and Nominating Committee manages risks associated with corporate governance, related person transactions, succession planning, business conduct and ethics, and the performance of the Board, its committees and directors.
While each committee is responsible for evaluating certain risks and overseeing the management of those risks, the entire Board is regularly informed about those risks through committee reports. The reports are regularly presented to the Board and include discussions of committee agenda topics, including matters involving risk oversight. The Board may also directly consider specific topics, including risks associated with our strategic plan, capital structure and development activities. Members of management who supervise the day-to-day risk management responsibilities periodically provide reports to the Board as a whole and to the committees as requested.
Role of the Board’s Committees
The Board has three standing committees - Audit, Compensation, and Corporate Governance and Nominating - that assist and report their activities to the Board. In accordance with the applicable rules of the NYSE and SEC, each committee is organized and operates under a Board-adopted written charter. Each committee and the Corporate Governance and Nominating Committee annually review and assess the adequacy of the charters and recommend changes to the Board as necessary to reflect changes in regulatory requirements, authoritative guidance and evolving practices. Pursuant to its respective charter, each committee has the authority to engage, at our expense, advisors as it deems necessary to carry out its duties. The function and authority of each committee are further described below and in each committee’s respective charter. The committee charters are available in the Investor Relations section of our website (www.stagestoresinc.com) under the “Corporate Governance” caption.
The Board and the Corporate Governance and Nominating Committee annually conduct performance evaluations of the Board, each committee and each director. Under the procedures adopted by the Board, each director evaluates the Chairman of the Board, the Board, each committee and each other director. In order to continuously improve the Board governance, the results of the individual director evaluations are communicated to the respective directors and the results of the Chairman, Board and committees’ evaluations are reported to all directors.

Each committee is comprised entirely of independent directors as required by each committee’s charter and applicable SEC and NYSE rules. The following table reflects the current membership of each committee:

Independent Directors	Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee
Mr. Barocas		M	M
Ms. Crowley	M	M
Ms. Ellis	M		C
Mr. Glazer
Mr. Hesterberg		C	M
Ms. Kranc		M	M
Mr. Montgoris	M
Mr. Reasor		M	M
Mr. Scozzafava	C	M
__________

M	Denotes a member of the committee.

C	Denotes the chair of the committee.
Audit Committee
The primary purpose of the Audit Committee is to (1) assist the Board in its oversight of (a) the integrity of our financial statements, (b) our compliance with legal and regulatory requirements, (c) the qualifications and independence of our independent registered public accounting firm, and (d) the performance of our internal audit function and independent registered public accounting firm; and (2) prepare the Audit Committee Report disclosure required by Item 407(d)(3) of Regulation S-K. The Audit Committee was established in accordance with Section 3(a)(58)(A) the Securities Exchange Act of 1934, as amended (“Exchange Act”). The Board has determined that each member of the Audit Committee is “financially literate,” as required by NYSE rules, and an “audit committee financial expert,” as that term is defined by the SEC. The Audit Committee met 10 times during 2015.
Compensation Committee
The primary purpose of the Compensation Committee is to discharge the responsibilities of the Board relating to the compensation of our Chief Executive Officer (“CEO”) and other executive officers. In addition, the Compensation Committee’s key responsibilities include: (1) establishing the goals and objectives for CEO performance, evaluating CEO performance against those goals and objectives and setting CEO compensation based on the evaluation; (2) reviewing the performance of, and setting the compensation for, our other executive officers; (3) reviewing and approving the terms of all compensation plans, policies and programs, including employment and severance agreements, for our CEO and other executive officers; (4) making recommendations to the Board with respect to our incentive compensation and equity-based plans that are subject to Board approval; and (5) reviewing and monitoring our compensation policies and practices in order to avoid risks that are reasonably likely to have a material adverse effect on us. Additional information regarding our executive compensation program, including our processes and procedures for the consideration and determination of executive officer compensation, is described in the “Executive Compensation” section of this Proxy Statement. The Compensation Committee met four times during 2015.
Executive Compensation Consultants
The Compensation Committee may, in its sole discretion, retain or obtain the advice of compensation consultants to review our executive officer compensation program. The Compensation Committee is directly responsible for the appointment, compensation and oversight of the work of any compensation consultant retained by the Compensation Committee. We provide appropriate funding, as determined by the Compensation Committee, for payment of reasonable compensation to any compensation consultant retained by the Compensation Committee.

The Compensation Committee has selected and retained Willis Towers Watson as its independent compensation consultant to advise it on executive compensation. The Compensation Committee assessed the independence of Willis Towers Watson pursuant to NYSE and SEC rules and concluded that no conflict of interest exists that would prevent Willis Towers Watson from independently representing the Compensation Committee during 2015.
During 2015, we paid Willis Towers Watson $79,585 in connection with the Compensation Committee’s engagement of Willis Towers Watson for executive compensation consulting services. In addition, we paid Willis Towers Watson $7,169 for data and surveys and $150,627 for actuarial retirement services associated with a broad-based defined benefit plan that we sponsor, which covers substantially all employees who had met eligibility requirements and were enrolled prior to June 30, 1998 (“DB Plan”). The DB Plan was frozen effective June 30, 1998, and none of our named executive officers (as described in the “Executive Compensation” section of this Proxy Statement) are participants in the DB Plan. The fees for services related to the DB Plan were paid to a different line of business within Willis Towers Watson and were not associated with the Willis Towers Watson executive compensation team that provided advice to the Compensation Committee.
Compensation Committee Interlocks and Insider Participation
No member of our Compensation Committee serves, or has served at any time, as one of our officers or employees or has, during 2015, had a material interest in any related person transaction, as defined in Item 404 of Regulation S-K. None of our executive officers serve or, during 2015, served as a member of the board of directors or compensation committee of any other company that has or had an executive officer serving as a member of the Board or Compensation Committee.
Corporate Governance and Nominating Committee
The primary purposes of the Corporate Governance and Nominating Committee are to: (1) maintain and review the Governance Guidelines and propose to the Board changes to the Governance Guidelines as corporate governance developments warrant; (2) identify qualified candidates for nomination as directors to the Board who meet the criteria for Board membership approved by the Board; (3) oversee the annual evaluation of the performance of the Board, the committees of the Board, the directors and management; (4) recommend to the Board director nominees for the next annual meeting of shareholders and for each committee of the Board; (5) review, and report to the Board, annually on the status of the CEO succession plan; and (6) evaluate director compensation to ensure that our directors are competitively compensated and recommend any proposed changes in director compensation to the Board for its approval. The Corporate Governance and Nominating Committee met four times during 2015.
Director Qualifications; Identifying and Evaluating Nominees
The Corporate Governance and Nominating Committee is responsible for recommending to the Board the appropriate skills and qualifications required of Board members and assessing the appropriate balance of skills and qualifications required of directors based on our needs from time to time. At a minimum, director nominees should possess the following skills and qualifications: broad experience, wisdom, integrity, the ability to make independent analytical inquiries, an understanding of our business environment, and willingness to devote adequate time to Board duties. The Corporate Governance and Nominating Committee and the Board shall endeavor to have a Board representing a range of experience in business and in other areas that are relevant to our activities with a goal of achieving a Board that, as a whole, provides effective oversight of our management and business through, among other things, diversity (i.e., differences of viewpoint, professional experience, education, skill and other individual qualities and attributes that contribute to the Board’s heterogeneity). The consideration of diversity in identifying director nominees is integrated annually as part of the director nomination process by both the Board and the Corporate Governance and Nominating Committee.
The Corporate Governance and Nominating Committee also considers the current composition of the Board and other relevant factors and attributes that it deems appropriate and important for nominees to make meaningful contributions to the Board and our business, including:

•
Leadership. Directors with experience in significant leadership positions over an extended period, particularly CEO and Chief Operating Officer positions, provide us with special insights. These individuals generally possess extraordinary leadership qualities and the ability to identify and develop those qualities in others. They demonstrate a practical understanding of organizations, processes, strategy, risk management and the methods to drive change and growth.

•
Strategic Planning Experience. Effective strategic planning is critical to our success. Therefore, extensive experience in strategic planning as a result of various executive leadership roles is very important to us.

•
Retail Industry Experience. Experience in the retail industry as executives, directors, consultants, professionals or in other capacities is important to help provide context to our decisions, results and operations, as well as to provide oversight to our management team.

•
Financial Expertise. An understanding of finance and financial reporting processes is important for our directors, as we measure our operating and strategic performance by reference to financial targets. In addition, accurate financial reporting and vigorous auditing are critical to our success. We seek to have at least a majority of the members of our Audit Committee qualify as audit committee financial experts (as defined by NYSE rules) and we expect all of our directors to be financially knowledgeable.

•	Marketing Experience. As a retailer, marketing is critical to our success. Therefore, marketing expertise, both for brick-and-mortar stores and e-commerce, is very important to us.

•
Investor Relations Experience. As a public company, experience in the development, implementation and articulation of corporate strategy, experience with commercial, financial and communications and experience working directly with investment analysts, institutional investors and the broad financial community is valuable to us.

•	Real Estate Experience. As of the end of 2015, we operated more than 830 stores in 39 states. In light of this significant investment, real estate expertise is important to us.
In identifying and evaluating director nominees, the Corporate Governance and Nominating Committee may implement such processes as it deems appropriate, including retaining a third party to assist in identifying or evaluating potential nominees. Prior to his or her nomination to the Board, each director nominee must (1) be determined by the Corporate Governance and Nominating Committee to meet the minimum qualifications set forth above, (2) have at least one interview with the Corporate Governance and Nominating Committee and with any other director who requests an interview, and (3) complete and sign a comprehensive questionnaire in a form deemed appropriate by the Board.
In identifying potential director candidates, the Corporate Governance and Nominating Committee considers recommendations from our directors, CEO and shareholders. A shareholder wishing to recommend a prospective director nominee to the Board must send written notice to: Corporate Governance and Nominating Committee Chair, Stage Stores, Inc., c/o Secretary, 2425 West Loop South, Houston, Texas 77027. The written notice must include the prospective nominee’s name, age, business address, principal occupation, ownership of our common shares, information that would be required under the rules of the SEC in a proxy statement soliciting proxies for the election of that prospective nominee as a director, the written consent of all parties to be identified in the proxy materials and any other information that is deemed relevant by the recommending shareholder. Shareholder recommendations that comply with these procedures and that meet the factors outlined above will receive the same consideration that the recommendations of the Board receive. For the 2017 annual meeting of shareholders, recommendations for director nominees must be submitted in writing by December 23, 2016.
In addition to the skills and qualifications described above, the specific factors that the Corporate Governance and Nominating Committee and the Board considered in each current director nominee’s nomination are included with their individual biographies appearing in Item 1 (Election of Directors) above.
Communications with the Board
Shareholders and other interested parties may send written communications to the Board and, if applicable, to the Chairman and other individual directors, by mail or courier to our principal executive office. Under a process approved by the Board for handling correspondence received by us and addressed to independent directors, our corporate secretary will forward all correspondence that we receive to the Board or, if applicable, to the Chairman or other individual director. Communications should be addressed to the Board or applicable director at: Stage Stores, Inc., c/o Secretary, 2425 West Loop South, Houston, Texas 77027.
Our Audit Committee has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and the submission by our employees of concerns regarding questionable accounting or auditing matters. These procedures are incorporated into our Code of Ethics and (1) set forth a statement about our commitment to comply with laws, (2) encourage employees to inform us of conduct amounting to a violation of applicable standards, (3) describe prohibited conduct, (4) set forth compliance procedures that employees may easily use, including making confidential, anonymous complaints, and (5) provide assurances that there will be no retaliation for reporting suspected violations.
We have also established procedures to enable anyone who has a concern regarding non-accounting matters and violations of our Code of Ethics to report that concern through our normal company channels or anonymously. An anonymous ethics hotline is maintained by an independent third party and is available 24 hours a day, seven days per week.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Security Ownership of Certain Beneficial Owners
The following table provides information regarding beneficial ownership of our common shares by each person or entity known by us to be the beneficial owner of more than five percent of our outstanding common shares. The assessment of holders of more than five percent of our common shares is based on a review of and reliance upon their respective filings with the SEC, and all information is as of December 31, 2015 as reported in such filings, except as otherwise noted.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
FMR LLC (1) 245 Summer Street Boston, MA 02210	4,802,326	15.7%
Wellington Management Group LLP (2) 280 Congress Street Boston, MA 02210	3,722,631	12.2%
BlackRock, Inc. (3) 55 East 52nd Street New York, NY 10022	3,473,831	11.4%
Dimensional Fund Advisors LP (4) Building One 6300 Bee Cave Road Austin, TX 78746	2,413,835	7.9%
The Vanguard Group, Inc. (5) 100 Vanguard Boulevard Malvern, PA 19355	1,879,687	6.2%
__________

(1)
The information is based on the Schedule 13G/A (Amendment No. 1) filed with the SEC on February 12, 2016 by FMR LLC reporting on beneficial ownership as of December 31, 2015. According to the filing, the reporting person has sole voting power with respect to 635,767 common shares, sole dispositive power with respect to 4,802,326 common shares, and no shared voting power or shared dispositive power over any of our common shares.

(2)
The information is based on the Schedule 13G/A (Amendment No. 13) filed with the SEC on February 11, 2016 by Wellington Management Group LLP reporting on beneficial ownership as of December 31, 2015. According to the filing, the reporting person has shared voting power with respect to 2,894,351 common shares, shared dispositive power with respect to 3,722,631 common shares, and no sole voting power or sole dispositive power over any of our common shares.

(3)
The information is based on the Schedule 13G/A (Amendment No. 7) filed with the SEC on January 8, 2016 by BlackRock, Inc. reporting on beneficial ownership as of December 31, 2015. According to the filing, the reporting person has sole voting power with respect to 3,363,358 common shares, sole dispositive power with respect to 3,473,831 common shares, and no shared voting power or shared dispositive power over any of our common shares.

(4)
The information is based on the Schedule 13G/A (Amendment No. 8) filed with the SEC on February 9, 2016 by Dimensional Fund Advisors LP reporting on beneficial ownership as of December 31, 2015. According to the filing, the reporting person has sole voting power with respect to 2,325,046 common shares, sole dispositive power with respect to 2,413,835 common shares, and no shared voting power or shared dispositive power over any of our common shares.

(5)
The information is based on the Schedule 13G/A (Amendment No. 5) filed with the SEC on February 10, 2016 by The Vanguard Group, Inc. reporting on beneficial ownership as of December 31, 2015. According to the filing, the reporting person has sole voting power with respect to 40,372 common shares, sole dispositive power with respect to 1,841,015 common shares, shared dispositive power with respect to 38,672 shares, and no shared voting power over any of our common shares.

Security Ownership of Management

The following table provides information regarding the beneficial ownership of our common shares by each named executive officer listed in the Summary Compensation Table, each of our directors, and all of our directors and executive officers as a group. The table also provides information about stock appreciation rights (SARs) exercisable within 60 days of the Record Date as well as restricted stock. Unless otherwise indicated by footnote, individuals have sole voting and investment (dispositive) power. All information is as of the Record Date, except as otherwise noted. Other than in the case of Mr. Glazer, as footnoted, none of the shares are pledged as security.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership				Percent of Class
	Common Stock	Restricted Stock	SARs Exercisable Within 60 Days	Total
Michael L. Glazer (1)	313,292	290,039	—	603,331	2.2%
Oded Shein	31,242	73,966	15,000	105,208	*
Steven P. Lawrence	77,826	200,809	—	278,635	*
Steven L. Hunter	40,978	70,931	8,850	111,909	*
Stephen B. Parsons	8,143	63,460	—	71,603	*
Alan J. Barocas	55,250	5,644	—	60,894	*
Elaine D. Crowley	15,155	5,644	—	20,799	*
Diane M. Ellis	15,046	5,644	—	20,690	*
Earl J. Hesterberg	32,251	5,644	—	37,895	*
Lisa R. Kranc	12,943	5,644	—	18,587	*
William J. Montgoris	81,190	5,644	—	86,834	*
C. Clayton Reasor	15,503	5,644	—	21,147	*
Ralph P. Scozzafava	29,343	5,644	—	34,897	*
All directors and executive officers as a group (17 persons) (2)	850,507	842,292	28,750	1,692,799	6.0%
__________

*	Represents less than 1.0% of our outstanding common stock.

(1)	Mr. Glazer holds 122,929 shares of common stock pledged as security in a margin account.

(2)
Includes 2,379 shares of common stock held by the spouse of an executive officer who is not a named executive officer, and for which the executive officer does not have voting rights and disclaims beneficial ownership.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who beneficially own more than 10% of our outstanding common shares, to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of our common shares. Directors, executive officers and greater than 10% shareholders are required by the SEC rules to furnish us with copies of all Section 16(a) reports they file. Based solely upon our review of filings with the SEC and written representations that no other reports were required, we believe that all of our directors and executive officers complied during 2015 with the reporting requirements of Section 16(a) of the Exchange Act, except: (1) Mr. Glazer, Mr. Parsons, Russell A. Lundy II and Richard E. Stasyszen, each of whom did not timely report the March 18, 2015 acquisition of our common shares in connection with the reinvestment of dividends on our common shares held in the individual’s nonqualified deferred compensation plan account (these transactions were reported on Form 4s dated March 24, 2015); (2) Mr. Hunter who did not timely report the December 1, 2015 disposition of our common shares in connection with our withholding of common shares to satisfy the taxes due upon vesting of a restricted stock award (this transaction was reported on a Form 4 dated December 9, 2015); and (3) Mr. Lundy who did not timely report the holdings of his spouse, which holdings Mr. Lundy disclaimed beneficial ownership (these holdings were reported on a Form 4 dated February 10, 2016).

Stock Ownership by Executive Officers
The Board has adopted a stock ownership and retention policy (“Ownership Policy”) applicable to officers at or above the executive vice president level that requires these executives to hold a significant financial stake in our common shares in order to align the long-term interests of our executives with those of our shareholders. Under the Ownership Policy, on and after the later of (1) the fifth anniversary of his or her appointment as an executive vice president or higher, or (2) the fifth anniversary of the effective date of the Ownership Policy (i.e., March 29, 2016) (in either case, the “Target Date”), each such officer must have developed and thereafter maintain an ownership position in our common shares with a minimum value (“Target Ownership Level”) as follows:

•	A Target Ownership Level for the CEO having a value equal to three times his or her base salary; and

•	A Target Ownership Level for all executive vice presidents or higher having a value equal to his or her base salary.
For purposes of assessing compliance with the Ownership Policy, the value of stock means the greater of the fair market value of our common shares held of record on the date of determination by the executive and his or her spouse, or the value of our common shares at the time of acquisition. In determining whether the executive has achieved his or her Target Ownership Level, the executive may include the value of our common shares owned outright or beneficially and shares held in benefit plans, in any event acquired by him or her (1) in open market purchases, (2) from vested restricted stock awards, (3) from net shares held following the exercise of stock options and SARs, (4) from earned performance shares, and (5) from deferred compensation plan acquisitions. The executive may also include the share value equivalents of gains on vested but unexercised stock options and SARs. Individual and joint holdings of stock with an executive’s spouse shall also be included in measuring achievement of the applicable Target Ownership Level. As of the Record Date, each executive whose tenure dictates that he or she satisfy the Target Ownership Level has done so.
In the event of a financial hardship (e.g., illness, tuition, mortgage), an executive, with the prior written consent of the Compensation Committee and subject to certain limitations, may sell our common shares acquired by him or her to satisfy the Target Ownership Level requirement of the Ownership Policy.
Stock Ownership by Directors
The Board also requires non-employee directors to hold a significant financial stake in our common shares in order to align the long-term interests of the directors with those of our shareholders. Each director must develop and maintain an original investment of at least four times the annual Board retainer in effect upon the director’s initial election or appointment to the Board (“Original Investment”). If the annual Board retainer is increased, each director must develop and maintain an additional investment in our common shares equal to four times the increase in the retainer (“Additional Investment”). In determining whether a director has achieved the Original Investment and the Additional Investment, the director may include his or her (1) tax basis in any stock held directly or through a broker (i.e., acquisitions net of dispositions), (2) tax basis in vested restricted stock, (3) tax basis in vested but unexercised in-the-money stock options and SARs, and (4) director fees which the director has designated to be used for the acquisition of restricted stock or deferred stock units under our Non-Employee Director Equity Compensation Plan. Directors have three years from the date of their initial election to the Board to achieve the Original Investment, and three years from the date of an increase in the annual Board retainer to achieve the Additional Investment. As of the Record Date, each director who has served on the Board for at least three years satisfied the stock ownership requirements.
Hedging Prohibited
Hedging or monetization transactions may be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Those hedging transactions may permit a person to continue to own our securities without the full risks and rewards of ownership. When that occurs, the person may no longer have the same objectives as our other shareholders. Therefore, the Board prohibits our directors, officers and other employees from all hedging or monetization transactions involving our commons shares or other securities.
Pledging Prohibited
Securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Similarly, securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Because a foreclosure sale or margin sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in our securities, the Board prohibits our directors, officers and other employees from holding our common shares or other securities in a margin account or otherwise pledging our common shares or other securities as collateral for a loan. Exceptions to the prohibition on margin accounts and pledged securities may be made only by the Board and only with respect to our securities pledged on or before April 11, 2014.

As of April 11, 2014, Mr. Glazer, a director since August 2001 and our President and CEO since April 2012, was the beneficial owner of 278,376 shares of our common stock, of which 122,929 shares were pledged as security in a margin account (“Pledged Stock”). In view of the undue financial hardship that would result if he is required to sell other longstanding investments as a condition to the immediate release of all of the Pledged Stock from his margin account, the Board granted Mr. Glazer an exception from our anti-pledging policy, but only with respect to the Pledged Stock. The Board does not believe that this exception will undermine the goal of aligning Mr. Glazer’s interests with long-term shareholder interests, or cause a negative impact on our stock price in the event a portion or all of the Pledged Stock is sold to meet a margin call because our stock is actively traded.
ITEM 2: APPROVAL OF AMENDMENT TO OUR BYLAWS TO ADOPT MAJORITY VOTING IN UNCONTESTED DIRECTOR ELECTIONS
We are asking our shareholders to approve amendments to our Bylaws to implement majority voting in uncontested director elections (i.e., elections in which the number of nominees equals the number of directors to be elected).
Under the laws of the State of Nevada, the state in which we are incorporated, directors are elected by a plurality of the votes cast by shareholders unless the corporation’s articles of incorporation or bylaws require more than a plurality of the votes cast. Section 2.14 of our Bylaws currently provides that our directors are elected by a plurality of the votes cast by the shares entitled to vote for each director in the election at a meeting at which quorum is present. Since neither our Articles of Incorporation nor our Bylaws require more than a plurality of the votes cast, director nominees who receive a plurality of votes cast are elected even if that plurality represents less than a majority of the votes cast.
After careful consideration of views expressed by shareholders and in light of current corporate governance trends, the Board concluded that it is in the best interests of Stage and our shareholders to approve an amendment to our Bylaws to provide for majority voting in uncontested director elections. Majority voting requires that in order for a director nominee to be elected to the Board the votes cast for the nominee must exceed the votes cast against the nominee. The Board believes that the adoption of the proposed majority voting standard in uncontested director elections will give shareholders a greater voice in determining the composition of the Board. The amendment provides that our directors will continue to be elected by a plurality of the votes cast in contested elections (i.e., elections in which the number of nominees exceeds the number of directors to be elected).
Based upon its review of the various forms of majority voting in director elections and corresponding corporate governance standards, the Board unanimously adopted a resolution approving an amendment to Section 2.14 of our Bylaws to implement majority voting in uncontested director elections and, consistent with good governance practice, directed that the proposed amendment be submitted to a vote of our shareholders at the Annual Meeting with a recommendation that the shareholders adopt such amendment.
The proposed amendment to Section 2.14 of our Bylaws, the full text of which is attached to this Proxy Statement as Annex A, provides that following its adoption by our shareholders, our directors will:

•	be elected by a majority of the votes cast in an uncontested election (i.e., if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election); and

•	continue to be elected by a plurality of the votes cast in a contested election.
Under Nevada law and our Bylaws, a director’s term extends until the director’s successor is elected and qualified or until the director’s earlier death, resignation or removal. This situation is sometimes referred to as a director holdover, and the adoption of a majority voting standard could result in an incumbent director who receives less than a majority of the votes cast in an uncontested election remaining in office as a result of the director’s successor not being elected and qualified. In addition, under Nevada law and our Bylaws, incumbent directors may only be removed by a vote of the shareholders. To address director holdovers and the limitations on the ability to remove incumbent directors, the Board has adopted, subject to the approval of this proposal by our shareholders, a director resignation policy to be included in our Corporate Governance Guidelines that will require an incumbent director who receives less than a majority of the votes cast in an uncontested election to tender his or her resignation and outline the procedures the Board will consider in determining whether to accept such resignation. The resignation policy will provide that:

•	a director nominee who fails to receive the votes required by the Bylaws for reelection must tender a letter of resignation from the Board promptly after the certification of the shareholder vote;

•	the Corporate Governance and Nominating Committee will promptly consider the resignation and recommend to the Board whether to accept the resignation or take other action;

•	the Board will accept or reject the resignation, or take other action, no later than 100 days following the certification of the shareholder vote;

•
the Corporate Governance and Nominating Committee and the Board will evaluate the resignation in light of the best interests of Stage and our shareholders and may consider any factors and information they deem relevant; and

•	the Board will promptly publicly disclose its decision regarding the resignation.

The affirmative vote of a majority of the votes cast on this proposal is required for approval of the amendment to Section 2.14 of our Bylaws to implement majority voting in uncontested elections of directors. Broker non-votes, if any, and abstentions will have no effect on the vote on this proposal.
THE BOARD RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO APPROVE AN AMENDMENT TO OUR BYLAWS TO ADOPT MAJORITY VOTING IN UNCONTESTED DIRECTOR ELECTIONS.
EXECUTIVE COMPENSATION
Compensation Committee Report
The Compensation Committee reviewed and discussed the following Compensation Discussion and Analysis (“CD&A”) with our management. Based on that review and discussion, the Compensation Committee (which we refer to as the “Committee” in the CD&A) recommended to our Board that the CD&A be included in this Proxy Statement and our Annual Report on Form 10-K for our fiscal year ended January 30, 2016.
Members of the Compensation Committee
Earl J. Hesterberg, Chair
Alan J. Barocas
Elaine D. Crowley
Lisa R. Kranc
C. Clayton Reasor
Ralph P. Scozzafava
Compensation Discussion and Analysis
Executive Summary
In this CD&A, we describe the material objectives and principles underlying our compensation policies and decisions and the material elements of the compensation of our named executive officers for 2015. For 2015, our “named executive officers” were:

Executive	Title
Michael L. Glazer	President and Chief Executive Officer (“CEO”)
Oded Shein	Executive Vice President, Chief Financial Officer (“CFO”) and Treasurer
Steven P. Lawrence	Chief Merchandising Officer
Steven L. Hunter	Executive Vice President, Chief Information Officer
Stephen B. Parsons	Executive Vice President, Chief Human Resources Officer (“CHRO”)
This CD&A should be read in conjunction with the compensation tables following this CD&A.
Business Strategy and Highlights
Our objective for 2015 was to build on our strong achievements in 2014 and to pursue meaningful sales and earnings growth. In the face of several macroeconomic challenges to our business in 2015, including depressed oil prices, a devalued peso and a warm holiday season, our financial performance in 2015 did not meet our expectations. As a result of our performance in 2015 and the emphasis that our executive compensation program places on performance-based compensation, the actual compensation realized by our named executive officers in 2015 was significantly lower than our budget levels and the total potential compensation awarded to our named executive officers for 2015. Specifically, we did not achieve our pre-tax earnings thresholds required for our named executive officers to earn an annual performance incentive bonus for 2015, and our total shareholder return (“TSR”) for the 2013 through 2015 performance cycle was below the level required for our named executive officers to earn any of the underlying shares.

Our financial results and strategic actions for 2015 include the following:
Financial Results

•	Net sales decreased $34.1 million, or 2.1%, to $1.6 billion.

•	Comparable sales decreased 2.0%.

•	Direct-to-consumer sales, included in comparable sales, increased 20.2% to $45.4 million.

•	Gross profit decreased $53.4 million, or 11.9%.

•	Pre-tax earnings were $5.6 million, compared to pre-tax earnings of $60.7 million for 2014.

•	Diluted earnings per common share from continuing operations was $0.12, compared with $1.18 for 2014.

•	We generated $40.3 million in cash from operating activities, a 60.6% decrease over 2014.

•	We increased our quarterly dividend rate by 7.1% to $0.15 per common share in August 2015.

•	We paid cash dividends of $18.7 million, or $0.58 per share.

•
TSR, as calculated under the terms of our performance share awards, was -58.4% for 2015 and -59.4% for the three year period ended January 30, 2016 (see the “Overview of 2015 Executive Compensation - Long-Term Incentives” section of this CD&A for additional information regarding how TSR is calculated under the terms of our performance share awards).

Strategic Actions

•
We enhanced our customer online shopping experience with a new mobile app and mobile-optimized website, expanded our online assortments, added recommendation and pricing engines, and improved operational efficiency by increasing our centralized fulfillment to approximately 70%.

•	We grew our direct-to-consumer business by 20% for the year and achieved almost 4% penetration in the fourth quarter.

•	We updated our product assortment by offering more contemporary fashions and new brands, adding categories within existing brands, and extending existing brands to additional stores.

•
We continued to grow our cosmetics business with the installation of counters in 30 stores, which increased the total number of stores in which we have Estee Lauder and/or Clinique counters to over 330.

•	We built out our localization efforts, notably adding size optimization, to enable better alignment with customer preferences.

•	We completed 122 remodels, relocations and expansions in order to continue improving the shopping experience for our customers.

•
We increased the profitability benchmarks for our stores and, as part of a strategic evaluation of our store portfolio, we began a multi-year plan to close approximately 100 underperforming stores, including 23 stores in 2015.

•	We opened 3 new stores.

•	We began rebranding our stores and image, adding a fresh new logo and new look and feel to our marketing.

•	We leveraged our technology to create more personalized direct mail and email programs, and shifted our marketing activity to be more digitally-focused.

•	We reissued our private label credit card to approximately 2.8 million customers and grew sales penetration by 400 basis points.

•	We developed and rolled out to all associates our five core values.
Our 2015 financial performance fell short of our expectations. As a result, our named executive officers did not earn an annual performance incentive bonus for 2015, and shares were not earned under the three-year performance share awards whose performance cycle ended with 2015. We have tied these important components of compensation to our pre-tax earnings, comparable sales and TSR in order to align the interests of our named executive officers with shareholders and to deliver meaningful portions of executive compensation only when we perform. The relationship between our 2015 performance and realized compensation, as well as the design of our executive compensation program to emphasize shareholder alignment, demonstrates the effectiveness of our program. Accordingly, our Board recommends that shareholders vote FOR the compensation paid to our named executive officers in 2015 at our Annual Meeting (see Item 3 in this Proxy Statement).
Overview of 2015 Executive Compensation
Our executive compensation program demonstrates strong pay-for-performance alignment. We believe our executive compensation program effectively aligns pay and performance by tying the value of annual performance incentive bonus opportunities and long-term incentive equity awards to our financial and sales performance as well as the value of our common shares.

Approximately 76% of target total compensation awarded to Mr. Glazer in 2015 was variable compensation that tied to our performance and/or the value of our common shares, and approximately 70% of target total compensation awarded to our other named executive officers was variable compensation (see the “Pay-for-Performance” section in this CD&A). We believe that tying a significant majority of each named executive officer’s target total compensation to our performance and the value of our common shares aligns the interests of our named executive officers and our shareholders.
We annually review the total direct compensation (base salary and incentive compensation in the form of an annual bonus opportunity and long-term incentive equity awards) for each named executive officer based on market data, contributions to corporate performance, internal pay equity, and each executive’s performance, expertise, responsibility and experience.
Base Salaries
Based on performance in the prior year and competitive market data, the 2015 base salaries of our named executive officers were increased by 2% to 4%, except for Mr. Hunter who received an 8% increase to make his base salary more consistent with the base salaries of his comparators in our compensation Peer Group (as described later in this CD&A).
Annual Performance Incentive Bonuses
The opportunity to earn a performance incentive bonus under the Stage Stores Executive Performance Incentive Bonus Plan (“Bonus Plan”) for 2015 was based on two components. First, a pre-tax earnings performance component was weighted to determine two-thirds of the amount earned. Second, a relative comparable sales performance component was weighted to determine one-third of the amount earned. The pre-tax earnings component was based on our achievement relative to an earnings growth target established by the Committee and the other independent directors, after consultation with management, at the beginning of 2015. The comparable sales component was based on the year-over-year change in our comparable sales results in 2015 as compared to the 2015 Performance Group (as described below in “Incentive-Based Compensation Benchmarking; 2015 Performance Group”). “Comparable sales” means sales in stores open for at least 14 full months prior to the applicable reporting period and includes direct-to-consumer sales.

•
Target. For 2015, our pre-tax earnings target was $65.7 million, an increase of $5.0 million, or 8.2%, compared to our 2014 actual pre-tax earnings. The comparable sales target was a 50th percentile ranking among the Performance Group for 2015 comparable sales. A threshold level of performance must be achieved to earn a bonus under each component, and a maximum level of performance limits the bonus that may be earned under each component.

•
Results. We did not meet the pre-tax earnings thresholds required for our named executive officers to earn an annual performance incentive bonus for 2015. Accordingly, our named executive officers were not paid bonuses for 2015.

Long-Term Equity Incentive Awards
For 2015, the long-term equity incentive awards for our named executive officers consisted of performance shares and restricted stock. Our long-term incentive awards are designed to reward sustained, multi-year performance and retain executives for the duration of each award. Performance shares may be earned based on our TSR over a three-year period versus the Performance Group established at the beginning of that three-year period. For purposes of the performance shares, we measure TSR for our common shares and the publicly-traded shares of the Performance Group companies by comparing the change in the average closing price of the shares during all trading days in our first fiscal month of the performance period to the average closing price of the shares during all trading days in our final fiscal month of the performance period, including the reinvestment of dividends. For the 2013 through 2015 performance cycle, none of the target number of shares were earned. Restricted stock will generally vest ratably over a four year period.
Significant Executive Compensation Policies and Practices
Stock Ownership and Retention Policy
Our named executive officers are subject to a stock ownership and retention policy that requires each executive to acquire and maintain a minimum ownership stake in our common shares (see the “Stock Ownership by Executive Officers” section of this Proxy Statement).
Hedging Prohibited
We prohibit hedging or monetization transactions by our directors, named executive officers and other employees with respect to our securities (see the “Hedging Prohibited” section of this Proxy Statement).

Pledging Prohibited
We prohibit our directors, named executive officers and other employees from pledging our securities as collateral for a loan (see the “Pledging Prohibited” section of this Proxy Statement).
No Gross-Up Payments
Our named executive officers are not entitled to gross-up payments as part of their annual and long-term compensation arrangements or with respect to any termination or change in control arrangements. In order to make whole those named executive officers who we recruit and seek to relocate, we may provide a reimbursement of taxes related to certain relocation expenses.
No Repricing
It is the policy of our Board that we will not reprice or swap stock options or SARs without shareholder approval.
Limited Perquisites
Our executive compensation program offers limited perquisites that we believe are reasonable and customary in our industry.
Clawback Policy
Our named executive officers are subject to a compensation recovery or “clawback” policy (see the “Compensation Recovery / Clawback Policy” section in this CD&A).
Say-on-Pay Votes
At our 2015 annual meeting of shareholders, 94.7% of the votes cast approved the compensation paid to our named executive officers for 2014. Our pay-for-performance alignment remains strong. Accordingly, our Board recommends that shareholders vote FOR the compensation paid to our named executive officers in 2015 at our Annual Meeting (see Item 3 in this Proxy Statement).
Compensation Objectives and Principles
The objectives of our executive compensation program are to:

•	Enable us to attract, motivate and retain the executive talent required to successfully manage and grow our business and to achieve our short-term and long-term business objectives;

•
Maximize the long-term commitment of our executive officers to our success by providing compensation elements that align their interests with the interests of our shareholders by linking compensation elements directly to financial metrics that the Committee believes influence the creation of long-term shareholder value; and

•	Reward our executive officers upon the achievement of short-term and long-term business objectives and the creation of shareholder value.
The principles of and important processes in our executive compensation program are as follows:

•	Emphasize pay-for-performance and encourage retention of executive officers who improve our performance;

•	Maintain an appropriate balance between base salary and annual and long-term incentive compensation;

•	Link incentive compensation to the achievement of goals set in advance by the Committee;

•	Evaluate CEO performance against annual and long-term performance goals on an absolute basis as well as relative to the performance of our Peer Group and Performance Group;

•	Align the interests of our executive officers with those of our shareholders;

•	Require the achievement of threshold performance levels to earn payouts under annual and long-term performance-based incentives;

•	Convene an executive session (without management) of the Committee at least once annually;

•	Recuse our CEO from deliberations and voting regarding his or her compensation;

•	Consult our CEO, on an advisory basis only, on the compensation awarded to our other named executive officers;

▪	Conduct a thorough annual review and analysis of the recent compensation history of each named executive officer and all forms of compensation to which the executive may be entitled; and

▪	Make recommendations on named executive officer compensation to the independent directors after the Committee completes a thorough review and analysis.

Key Considerations in Setting Compensation
Based on these objectives and principles, the Committee has structured our executive compensation program to motivate our named executive officers to achieve the business goals set by our Board and to reward them for achieving those goals. The following is a summary of the key considerations that the Committee takes into account in setting the compensation of our named executive officers.
Significance of Overall Corporate Performance
The Committee primarily evaluates our named executive officers’ contributions to our overall performance rather than focusing only on their individual function. The Committee believes that each named executive officer shares the responsibility to support our goals and performance as key members of our leadership team. While this approach influences all of the Committee’s compensation decisions, it has the biggest impact on the long-term incentive awards made annually.
Evaluation of Individual Performance
The Committee does not rely on formulas in determining the amount and mix of each named executive officer’s total direct compensation. Rather, in establishing compensation, the Committee exercises its judgment to evaluate a broad range of both quantitative and qualitative factors, including reliability in achieving financial and growth targets, performance in the context of the economic environment relative to other companies, and possessing the characteristics, such as integrity, good judgment and vision, needed to create further growth and effectively lead others. For long-term incentive awards, the Committee primarily considers a named executive officer’s potential for future successful performance and leadership as part of our executive management team, taking into account past performance as a key indicator. The Committee may also take into account extraordinary, unusual or non-recurring items anticipated or incurred by us that the Committee deems appropriate in determining compensation.
Pay-for-Performance and Alignment with Shareholder Interests
Aligning executive compensation with performance is a key principle of our executive compensation philosophy. Incentive compensation is designed to drive our performance by rewarding executives if we exceed our targeted performance levels. Similarly, if we fail to meet threshold levels of performance, executives will not earn any compensation for the applicable award. We believe our executive compensation program effectively implements the pay-for-performance principle by tying the value of bonus opportunities and equity awards to our financial and stock price performance.
The key metrics we currently use to evaluate the performance of our named executive officers are pre-tax earnings, relative comparable sales and relative TSR (as calculated under the terms of our performance share awards). We believe our pre-tax earnings is an important financial measure as it reflects the success of our efforts to increase revenue and control our expenses. Relative comparable sales provides a barometer of our top line performance against our competition. Relative TSR is important to gauge the return delivered to our shareholders in comparison to our competition. In addition, the value of the incentive equity compensation that we award is significantly impacted by the price of our stock.
The following charts show the 2015 variable compensation (i.e., compensation that is impacted by our performance and/or the value of our common shares) for Mr. Glazer and our other named executive officers as a percentage of their respective target total compensation (base salary, annual performance incentive bonus opportunity at target, grant date fair value of long-term incentive equity awards at target, and other compensation and benefits). As the charts illustrate, 76% of Mr. Glazer’s and 67% of our other named executive officers’ compensation was dependent on our financial or stock price performance.

Mix of Compensation Elements
The Committee strives to provide an appropriate mix of compensation elements, including finding a balance between current and long-term compensation and between cash and equity incentive compensation. Cash payments primarily reward more recent performance while equity awards encourage our named executive officers to continue to deliver long-term results and also serve as a retention tool. The Committee believes that executive compensation should be appropriately weighted on both our long-term and short-term performance.
Use of Tally Sheets
The Committee annually reviews tally sheets that present for each named executive officer all elements of compensation, total annual compensation and total deferred compensation. The Committee also reviews the total benefits to which the named executive officer would be entitled upon various termination events. The Committee uses the tally sheets to ensure that our compensation is reasonable and competitive. The Committee also uses the tally sheets to evaluate if our compensation strategy achieved our goals in the past and to align executive compensation with our short-term and long-term goals.
Comparative Compensation Data; 2015 Peer Group
In making compensation decisions, the Committee considers executive compensation data from a peer group of publicly-traded retailers listed below (“Peer Group”). The Peer Group provides direct information on a job title match basis (e.g., CEO, CFO, etc.) for key competitors. The companies in the Peer Group generally consist of U.S. based, publicly-traded apparel and accessories retailers with annual sales between one-half and two times our annual sales with which we compete for business and talent. The members of the 2015 Peer Group were:

Abercrombie & Fitch Co.	Chico’s FAS, Inc.	New York & Company, Inc.
Aeropostale, Inc.	The Children’s Place Retail Stores, Inc.	Pacific Sunwear of California, Inc.
American Eagle Outfitters, Inc.	Christopher & Banks Corporation	Stein Mart, Inc.
Ann Inc.	DSW Inc.	Urban Outfitters, Inc.
Ascena Retail Group, Inc.	Express, Inc.
The Bon-Ton Stores, Inc.	The Men’s Wearhouse, Inc.
The Peer Group is reviewed annually and updated as the Committee deems appropriate taking into consideration changes in business conditions, changes in revenues, mergers and acquisitions and other circumstances bearing on the availability of compensation data and/or comparability of other companies. After the annual review, no changes were made between the 2014 and 2015 Peer Groups.
In addition to the Peer Group analysis, the Committee considers data from the Willis Towers Watson Compensation Data Bank (CDB) Retail/Wholesale Services Executive Database and the Hay Group Retail Executive and Management Total Remuneration Report. This information from Willis Towers Watson and Hay Group is non-customized compensation data provided by job within the broader retail industry, including retailers with which we compete for executive talent. The Committee consults all three sets of information, because the Willis Towers Watson and Hay Group data includes compensation information on more executives, including executives who are not included in publicly-available documents. The broader comparator group provides a more extensive basis on which to compare the compensation of our named executive officers, particularly those whose responsibilities, experience and other factors are not directly comparable to those executives included in the publicly-available reports of the Peer Group.

Incentive-Based Compensation Benchmarking; 2015 Performance Group
To measure our relative performance with respect to comparable sales for the annual performance incentive bonus opportunities and our TSR for performance share awards, our Board and the Committee selected a group of 21 department store and apparel store retailers (“Performance Group”) that generally possess attributes similar to us, including market capitalization, annual sales, merchandise assortments, target customer, geography of store base and size of markets in which they operate. The companies comprising the Performance Group were included in the Dow Jones general retailers sector at the beginning of 2015. However, because the Dow Jones general retailers sector was comprised of 76 companies covering a broad range of subsectors within the retail industry, our Board and the Committee decided to include only department store and apparel store retailers from the Dow Jones apparel retailers and broadline retailers subsectors. Due to the fact that the companies within the Dow Jones general retailers sector are changed from time to time by Dow Jones, the companies included at the beginning of 2015 will be maintained as a fixed listing of companies for the duration of the applicable performance period (i.e., one year for performance incentive bonuses and three years for performance share awards).
The Performance Group for 2015 was as follows:

Department Store Group	Apparel Store Group
Dillard’s, Inc.	Abercrombie & Fitch Co.	Genesco Inc.
J. C. Penney Company, Inc.	American Eagle Outfitters, Inc.	Guess?, Inc.
Kohl’s Corporation	Ann Inc.	L Brands, Inc.
Macy’s, Inc.	Ascena Retail Group, Inc.	The Men’s Wearhouse, Inc.
Nordstrom, Inc.	Chico’s FAS, Inc.	Ross Stores, Inc.
Sears Holdings Corporation	DSW Inc.	The TJX Companies, Inc.
	Foot Locker, Inc.	Urban Outfitters, Inc.
The Gap, Inc.
The following companies included in the 2014 Performance Group were removed from the 2015 Performance Group: Aeropostale, Inc., The Buckle, Inc., The Children’s Place, Inc., and Express, Inc.
Role of Management
The Committee believes that the input of management is important to the overall effectiveness of our executive compensation program. At the invitation of the Committee, our CEO and CHRO regularly attend Committee meetings and provide management’s point of view regarding compensation issues. Additionally, our CEO and the Committee consult with management from our human resources, finance and legal departments regarding the design and administration of our compensation program for executives and directors.
Our CEO annually reviews and evaluates the performance of the other named executive officers and presents recommendations regarding their compensation to the Committee. The Committee has the discretion to accept, reject or modify these recommendations. Our CEO and management do not participate in executive sessions of the Committee or when executive compensation determinations are made by the Committee and the other independent directors. All final decisions regarding the named executive officers’ compensation are made by the Committee and the other independent directors in their sole discretion.
Role of Independent Compensation Consultant
The Committee may retain independent compensation consultants as it deems necessary. In establishing executive compensation for fiscal 2015, the Committee retained independent compensation consultant Willis Towers Watson to provide Peer Group compensation, financial information from the public filings of those companies, and compensation design recommendations. The Committee also reviewed (as discussed above) non-customized compensation survey data provided by multiple independent compensation consultants.

Compensation Risk Management
Our Board, the Committee and management do not believe that there are any significant risks arising from our compensation policies and practices for our directors and employees that are reasonably likely to have a material adverse effect on us. We believe that our compensation programs are balanced and emphasize pay-for-performance. A significant percentage of compensation is tied to our long-term performance, which we believe provides strong incentives to manage for the long term, and avoid excessive risk taking in the short term. Additionally, goals and objectives reflect a balanced mix of quantitative and qualitative performance measures to avoid excessive weight on a single performance measure. Also, the elements of compensation are balanced between cash payments and equity awards. With limited exceptions, the Committee retains discretion to adjust compensation for quality of performance and adherence to our values. Our Board, the Committee and management monitor our compensation policies and practices on an ongoing basis to determine whether our risk management objectives are being met with respect to rewarding our employees for performance.
Say-on-Pay Vote Results and Response
At our 2015 annual meeting of shareholders, 94.7% of the votes cast approved the compensation paid to our named executive officers for 2014, as disclosed in last year’s Proxy Statement (“Say-on-Pay Vote”). Our Board and the Committee believe that the Say-on-Pay Vote confirmed shareholder support for our executive compensation policies and decisions. Accordingly, our Board and the Committee did not make changes to our executive compensation program as a result of the Say-on-Pay Vote. Although non-binding, our Board and the Committee will continue to consider the results of Say-on-Pay Votes in determining future executive compensation.
Say-on-Frequency Vote Results and Response
At least once every six years, we are required to hold an advisory vote on the frequency of Say-on-Pay Votes (“Say-on-Frequency Votes”). We held our initial Say-on-Frequency Vote at our 2011 annual meeting of shareholders and a majority of the votes were cast in favor of holding annual Say-on-Pay Votes.  In line with the preference of our shareholders, our Board determined that it will include the Say-on-Pay Vote in our proxy materials annually until the next Say-on-Frequency Vote, which will occur at our 2017 annual meeting of shareholders.
Compensation Recovery / Clawback Policy
Our named executive officers are subject to the compensation recovery or “clawback” policy adopted by our Board. Under the current policy, if our Board determines that a named executive officer (or other officer at or above the executive vice president level) has engaged in fraudulent or intentional misconduct, our Board may take a range of actions to remedy the misconduct, prevent its recurrence and impose such discipline on the wrongdoers as would be appropriate. Discipline may vary depending on the facts and circumstances, and may include (1) termination of employment, (2) initiating an action for breach of fiduciary duty, and (3) if the misconduct resulted in a material inaccuracy in our financial statements or performance metrics which affect the executive’s compensation, seeking reimbursement of any portion of any bonus or other incentive-based or equity-based compensation paid or awarded to the executive that is greater than would have been paid or awarded if calculated based on the accurate financial statements or performance metrics. These remedies would be in addition to, and not in lieu of, any actions imposed by law enforcement agencies, regulators or other authorities.
The current clawback policy also provides that if we are required to prepare an accounting restatement due to our material noncompliance with any financial reporting requirement under the securities laws of the United States, we will recover from current or former executives who received incentive-based compensation (including any type of equity compensation) during the three-year period preceding the date on which we are required to prepare an accounting restatement, based on the erroneous data, the excess of what would have been paid to the executive under the accounting restatement. After the NYSE issues a listing standard implementing new SEC rules concerning compensation recovery, we expect to modify our clawback policy.
No Gross-Up Payments
Our named executive officers are not entitled to gross-up payments as part of their annual and long-term compensation arrangements or with respect to any termination or change in control arrangements. In order to make whole those named executive officers who we recruit and seek to relocate, we may provide a reimbursement of taxes related to certain relocation expenses.
No Repricing
It is the policy of our Board that we will not reprice or swap stock options or SARs without shareholder approval. We have discontinued the use of stock options and SARs except in extraordinary circumstances.

Compensation Elements
We believe that all of the executive compensation elements described below advance the primary purposes of our executive compensation program and the achievement of our short-term and long-term business objectives. Specifically, these compensation elements are designed to promote the following purposes:

•	Base salary, perquisites and other benefits are designed to attract and retain executives over time;

•	Annual performance incentive bonuses are designed to focus executives on the business objectives established by our Board for a particular year;

•
Long-term incentive compensation, which currently consists of performance shares and restricted stock, is designed to focus executives on our long-term success, as reflected in increases to our stock price, growth in our earnings and other elements; and

•
Termination and change in control compensation and benefits are designed to attract and retain executives as we compete for talented employees in a marketplace where such compensation and benefits are customarily provided. Termination compensation and benefits are designed to ease an executive’s transition due to an unexpected employment termination, while change in control compensation and benefits are designed to encourage executives to remain focused on our business in the event of rumored or actual fundamental corporate changes.

The total compensation awarded to each named executive officer, as well as each element of compensation, is intended to foster our pay-for-performance philosophy and provide a competitive compensation package as compared to executives in similar positions at our competitors. Although the Committee does not have any specific formula for establishing the amount and mix of base salary and variable compensation, it does reference the Peer Group and additional comparative compensation data discussed above as a market check in making these determinations. The Committee also considers factors relating to each named executive officer’s individual position, performance versus objectives, professional history and experience, relevant skill set, scope of duties, and the internal relationship of pay across all executive positions as it establishes compensation.
Base Salary
The Committee believes a competitive base salary serves an important role in attracting and retaining executive talent. Base salary is not intended to represent the primary method of rewarding performance. The Committee considers both internal pay equity and external competitiveness in determining the base salary of our named executive officers. After receiving input from our CEO regarding the performance of the other named executive officers, the Committee uses its judgment regarding individual performance, market competitiveness, length of service, job responsibilities and other factors to determine the appropriate base salary for each named executive officer.
Annual Performance Incentive Bonus
The Committee annually establishes a performance incentive bonus opportunity for our named executive officers. The amount of the annual performance incentive bonus earned by our named executive officers for 2015 was subject to our achievement of two performance components: (1) pre-tax earnings from continuing operations (constituting two-thirds of the opportunity) and (2) comparable sales relative to the Performance Group (constituting one-third of the opportunity). Annual performance incentive bonus targets are expressed as a percentage of base salary, with the target percentage increasing with job scope and responsibility.
At the beginning of each year, the Committee evaluates our annual operating plan to determine if pre-tax earnings and comparable sales remain appropriate for measuring the achievement of our objectives and to motivate our executives. Based on discussions with our CEO, CHRO, CFO and independent compensation consultant, the Committee recommends, and our independent directors approve, a matrix of financial parameters establishing the threshold (minimum), target and maximum performance levels for pre-tax earnings and comparable sales at a time when achievement of those objectives is substantially uncertain.
Following the completion of each year and prior to paying any performance incentive bonuses, the Committee reviews our financial results for the completed performance period (i.e., fiscal year), certifies the calculation of bonus amounts and reports the results and calculations to our Board.
For additional information on the performance incentive bonuses for 2015, see the “Executive Compensation for 2015” section of this CD&A.

Long-Term Incentive Compensation
The Committee believes that long-term incentive compensation is critical for aligning executive compensation with the creation of shareholder value. At its spring meeting, the Committee reviews the portfolio of long-term incentive vehicles, the targeted award size and the performance measures associated with any awards. The Committee also reviews recommendations provided by management and the Committee’s independent compensation consultant regarding long-term incentive design. The Committee, with the approval of our other independent directors, has historically made annual grants of equity awards. For 2015, long-term incentive compensation awards made to our named executive officers were in the form of performance shares and restricted stock granted under our Second Amended and Restated 2008 Equity Incentive Plan (“2008 Equity Plan”). We have discontinued the use of stock options and SARs except in extraordinary circumstances.

The Committee believes that the use of multiple equity vehicles balances the equity-driven growth and performance aspects of performance shares with the retention aspects of restricted stock. The grant date for annual equity awards is the date on which our Board approves the awards. From time to time, our Board will consider making grants under other special circumstances, such as when recruiting new executive talent, upon the promotion of an executive and to retain key individuals. All grants other than the annual grants are effective as of the date of the event (e.g., the new hire or promotion date).
Restricted Stock
Restricted stock is common stock that includes vesting restrictions tied to continued employment. Restricted stock provides our named executive officers with the opportunity to earn full value shares of our common stock. The Committee views restricted stock as an excellent mechanism to align executive interests with those of shareholders by supporting increased share ownership for key executives. Restricted stock is also an effective retention tool based on the vesting schedule which occurs over a period of several years. Restricted stock grants may either vest all at once at the end of a specified period or in increments over a specified period. Generally, the Committee awards restricted stock with a four year pro rata vesting schedule (i.e., 25% per year). If the executive’s employment is terminated before vesting for any reason other than death, disability or retirement, the unvested portion of the restricted stock award will be forfeited. If the executive dies, becomes disabled or retires, or a change in control occurs, the restricted stock award will fully vest.
Performance Shares
Performance shares also provide our named executive officers with the opportunity to earn full value shares of our stock. The Committee views performance shares as a critical link between executive compensation and the creation of shareholder value. The number of performance shares that vest, if any, is determined by our TSR over a three-year performance cycle relative to the Performance Group established at the beginning of the year in which the performance shares are awarded (see the “Overview of 2015 Executive Compensation - Long-Term Incentives” section of this CD&A for additional information regarding how TSR is calculated under the terms of our performance share awards). If the executive’s employment is terminated before the end of the performance cycle for any reason other than death, disability or retirement, the performance share award is forfeited. If the executive dies, becomes disabled or retires during the performance cycle, the executive will receive the target number of performance shares awarded. In the event of a change in control, the target number of performance shares awarded will vest.
Stock Appreciation Rights
The use of SARs was discontinued in 2012 except in extraordinary circumstances. Some of our named executive officers hold SARs granted prior to 2012.
SARs allow the executive to benefit from any appreciation in our stock price from the grant date through the exercise date. Upon exercise, the executive receives an amount of our common shares equal to the increase in our stock price between the grant date and the exercise date. SARs may not be settled in cash or granted at less than 100% of the fair market value of our common stock on the grant date.
All outstanding SARs have vested. SARs have a seven-year term. Any SARs not exercised within the applicable term will be forfeited. If an executive dies, the executive’s estate will have one year from the date of death to exercise all SARs. If an executive becomes disabled or retires, the executive will generally have one year from the date of termination to exercise all SARs. Upon the termination of an executive’s employment for any reason other than death, disability or retirement, the executive will have 60 days from the date of termination to exercise all SARs.

Benefits and Perquisites
We provide limited benefits and perquisites to our named executive officers because of the value our named executive officers place on these benefits. The perquisites and other benefits we provide to our named executive officers are summarized below in the Summary Compensation Table, the Nonqualified Deferred Compensation table and related footnotes. In addition, we provide our named executive officers with core benefits available to all full-time employees (e.g., coverage for medical, dental, prescription drugs, basic life insurance and long-term disability coverage) as well as a supplemental executive medical plan. The supplemental executive medical plan is an insured plan which reimburses officers at the executive vice president level and above for out-of-pocket medical and dental expenses not covered by the primary medical plan.
In 2015, the Compensation Committee and other independent directors authorized Mr. Glazer to use corporate aircraft for up to 40 hours of non-business flights. During 2015, Mr. Glazer used corporate aircraft for 4.7 hours of non-business flights. Given the delays associated with early check-in requirements, security clearances, baggage claim and the need for additional time to avoid missing a flight due to possible delays at any point in the process, commercial travel has become inefficient. Accordingly, making the aircraft available to Mr. Glazer allowed him to efficiently and securely conduct business during both business and non-business flights and to maximize his availability to conduct business before and after his flights. In approving this benefit, the Compensation Committee and other independent directors considered Mr. Glazer’s travel schedule, which, whether primarily for business or non-business purposes, frequently included a business element (e.g., visits to our stores). We also believe that the value of this benefit to Mr. Glazer, in terms of convenience and time savings, exceeded the aggregate incremental cost that we incurred to make the aircraft available to him and, therefore, was an efficient form of compensation for him. We reported imputed income for income tax purposes for the value of Mr. Glazer’s non-business use of corporate aircraft based on the Standard Industry Fare Level in accordance with the Internal Revenue Code of 1986, as amended and including applicable rules, regulations and authoritative interpretations promulgated thereunder (“IRC”). We did not reimburse or otherwise gross-up Mr. Glazer for any income tax obligation attributed to his non-business use of corporate aircraft.
Retirement Plans
We do not provide a qualified retirement program for our named executive officers; however, participation in our Nonqualified Deferred Compensation Plan (Senior Executives) (“DC Plan”) is available to our named executive officers. For additional information, see the “Nonqualified Deferred Compensation in 2015” and “Retirement Plans” sections following this CD&A.
Termination and Change in Control Arrangements
Pursuant to their employment agreements, our named executive officers are entitled to compensation and other benefits if their employment terminates or if there is a change in control, as described in the “Potential Payments upon Termination or Change in Control” section following this CD&A. Termination and change in control compensation and other benefits are established at the time a named executive officer signs an employment agreement. In exchange for the benefits provided to the named executive officers in their respective employment agreements, we receive a post-termination release of claims and various restrictive covenants in our favor (e.g., non-competition, non-solicitation and continuing cooperation).
Termination
Our named executive officers are entitled to compensation and other benefits in an amount the Committee believes is appropriate, taking into account the time it is expected to take a terminated executive to find another job. Compensation and other benefits upon termination are intended to ease the consequences to an executive of an unexpected termination of employment. The employment agreements also benefit us by imposing restrictive covenants on the named executive officers that continue for a period of time following termination.
Change in Control
The Committee and our Board recognize the importance to us and our shareholders of avoiding the distraction and loss of key management personnel that may occur in connection with any rumored, threatened or actual change in control. To that end, the Committee and our Board believe that including reasonable change in control provisions in our named executive officers’ employment agreements protect shareholder interests by enhancing executive focus during rumored or actual change in control activity through (1) incentives to remain with us despite uncertainties while a transaction is under consideration or pending and (2) assurances of severance and other benefits in the event of termination.

To reduce the potential distraction due to personal uncertainties and risks that inevitably arise when a change in control is rumored, threatened or pending, the Committee and our Board have provided our named executive officers with what the Committee and our Board determined to be reasonable competitive change in control compensation and benefit provisions in their employment agreements. The employment agreements of our named executive officers provide for specific enhanced payments and benefits in the event of a change in control.
Double Trigger
The enhanced termination benefits payable under the named executive officers’ employment agreements in connection with a change in control require a “double trigger” which means the named executive officer will only be eligible to receive change in control compensation and benefits (1) if a change in control occurs and (2) during the period beginning six months before the change in control and ending 24 months after the change in control, (a) the executive’s employment agreement is terminated by us or our successor without good cause, or (b) the executive’s employment agreement is terminated by the executive with good reason. A double trigger was selected to enhance the likelihood that the named executive officers will remain with us after a change in control, since the executives will not receive the change in control compensation payments and benefits following a voluntarily resignation after the change in control. Thus, the executives are protected from actual or constructive dismissal for 24 months after a change in control, while any new controlling party or group is better able to retain the services of a key asset.
Employment Agreements
We are a party to three-year, automatically renewable employment agreements with each of our named executive officers. The employment agreements provide for a base salary and an annual performance incentive bonus opportunity.  The employment agreements also provide for perquisites such as an automobile allowance, a financial planning allowance and participation in all other bonus and benefit plans available to our executive officers. Provisions of the employment agreements related to termination and change in control are discussed in the “Potential Payments Upon Termination or Change In Control” section following this CD&A.
Executive Compensation for 2015
Considerations
At its March 2015 meeting, the Committee reviewed the market data and analyses provided by its independent compensation consultant and determined that our overall compensation program was generally competitive and consistent with the Committee’s compensation objectives. In determining 2015 compensation for our named executive officers, the Committee considered many factors, including:

•	Our strong performance in 2014, including with respect to revenues, earnings and expense control;

•	Assessments of the executive’s individual performance and leadership in 2014, and the potential for future contributions to our business and operations;

•	Achievement of long-term strategic and short-term business goals;

•
The nature and scope of the executive’s responsibilities and his effectiveness in leading our initiatives to successfully increase customer satisfaction, enhance our growth and ensure compliance with our policies;

•	Desired competitive positioning of compensation;

•	Retention needs;

•	The compensation practices of our Peer Group; and

•	The performance of our Performance Group.
The Committee places particular focus on aligning executive compensation with corporate and individual performance. In evaluating 2014 performance, the Committee and other independent directors believed that our named executive officers responded well to challenging economic and market conditions. Our 2014 financial results were strong and driven by the leadership, retail expertise and key actions of Mr. Glazer and the other named executive officers. Among the key results and actions of 2014 led by Mr. Glazer and the other named executive officers were a comparable sales increase of 1.4%, gross profit increase of 3.1%, income from continuing operations increase of 50.1%, direct-to-consumer sales increase of 25.7%, and disposition of off-price concept Steele’s to enhance our focus on our core specialty department store business.

CEO 2014 Performance
In addition to the considerations discussed above, the following 2014 corporate and individual performance matters were most significant in determining 2015 compensation for Mr. Glazer. These items were considered important to achieve our objectives to improve our financial performance, promote corporate efficiencies and grow our business.

•	Our 2014 comparable sales result was slightly below our objective, but above the median of our Peer Group;

•	Pre-tax earnings in 2014 grew meaningfully over 2013;

•	Our 2014 shrinkage results were less favorable than targeted;

•	Direct-to consumer sales grew by one-quarter;

•	Development of a five-year strategic plan for our business; and

•	Completion of an important customer research project in order to appropriately shape our strategic objectives.
Other NEOs 2014 Performance
Mr. Shein
As CFO, Mr. Shein’s responsibilities were to oversee our finance functions, which include accounting, tax, treasury, financial planning and analysis, private label credit card program and investor relations. He was instrumental in our fiscal management. His financial expertise and efforts to expand our private label credit card program have added significant value to us.
Mr. Lawrence
As Chief Merchandising Officer, Mr. Lawrence’s responsibilities were to oversee all of our merchandising strategies, including our omni-channel business. He was instrumental in bringing new brands into our stores that our customers desired. Mr. Lawrence’s merchandising expertise and relationships with high profile brands have added tremendous value to us.
Mr. Hunter
As Chief Information Officer, Mr. Hunter’s responsibilities were to oversee all of our information technology, systems, information security, supply chain, ancillary sales, e-commerce platform and customer service functions. He made significant contributions to our earnings, and his expertise has been important to us.
Mr. Parsons
As CHRO, Mr. Parsons’ responsibilities were to oversee our human resources function. He was instrumental in leading the development of our core values, attracting and retaining key talent and training our associates. His expertise has increased associate engagement and added great value to us.
Base Salaries for 2015
Each named executive officer’s base salary was adjusted effective March 29, 2015. The Committee recommended, and the independent directors approved, the adjustments principally on the basis of each executive’s prior performance and salary data for our Peer Group obtained from the Committee’s independent compensation consultant.

Executive	2014 Base Salary	2015 Base Salary	Increase
Mr. Glazer	$969,001	$1,000,000	3.2%
Mr. Shein	$400,010	$412,000	3.0%
Mr. Lawrence	$632,401	$657,400	4.0%
Mr. Hunter	$433,501	$470,000	8.4%
Mr. Parsons	$425,000	$437,000	2.8%
Mr. Hunter’s increase in base salary was primarily intended to provide more competitive compensation as compared to executives with comparable responsibilities at Peer Group companies.
Annual Performance Incentive Bonuses for 2015
At its March 2015 meeting, the Committee recommended, and the independent directors approved, the components for the 2015 performance incentive bonus opportunity for our named executive officers. A bonus could be earned based on our (1) pre-tax earnings from continuing operations (constituting two-thirds of the opportunity) and (2) comparable sales relative to the Performance Group (constituting one-third of the opportunity). The Committee and the other independent directors selected these financial measures because they believe the measures are strong indicators of our operating results and financial condition.

The Committee increased the pre-tax earnings target from $65.3 million for 2014 to $65.7 million for 2015 (a $0.4 million increase (0.6%)) to align the bonus target with our operating plan and provide a realistic target based on our 2014 performance and the difficult market conditions we anticipated in 2015. Our 2015 pre-tax earnings target was $5.0 million (8.2%) greater than our pre-tax earnings from continuing operations in 2014. Actual bonus payments, if any, will be prorated for results between threshold and maximum levels, and in order to earn any portion of the comparable sales component, we must achieve 75% of the pre-tax earnings target. The Committee and other independent directors believe the targeted performance levels provided challenging, but reasonable, levels of performance that were appropriate in light of our projected corporate operating plan for 2015, and our objective to promote sustained profitability while providing objectives that motivate our executives.
In order to calculate the results under the annual performance incentive awards, we first calculate each component consistent with the accounting principles generally accepted in the United States of America. We then make an adjustment to remove the effect of unusual or non-recurring events, transactions and accruals set forth in the Bonus Plan and approved by the Committee early in each fiscal year when the performance incentive bonus opportunities are established. The adjustments may have the net effect of increasing or decreasing the pre-tax earnings and comparable sales results. The Committee may also exercise negative discretion to cancel or decrease the annual performance incentive awards earned (but not increase an annual performance incentive award for a covered employee, as that term is used within Section 162(m) of the IRC). Accordingly, the pre-tax earnings and comparable sales amounts resulting from the adjustments may differ from the amounts reflected in our reports filed with the SEC and other public disclosures.
The following table shows the threshold, target and maximum payout percentages and performance goals established for each component of the 2015 performance incentive bonus opportunity:

	Pre-Tax Earnings		Comparable Sales
	Performance Goal	Payout as (%) of Target	Performance Goal (Relative Percentile)	Payout as (%) of Target
Threshold	$61.1 million	Up to 25	25th	25
Target	$65.7 million	100	50th	100
Maximum	$70.3 million	200	75th	200
The following table shows the: (1) threshold, target and maximum amounts of the 2015 performance incentive bonus that were attainable, both as a percentage of the named executive officer’s annual base salary and as a dollar amount, based on the extent to which we achieve the pre-tax earnings and comparable sales components set forth above; and (2) total actual performance incentive bonus payments earned based on our 2015 performance of (a) $24.0 million of pre-tax earnings, calculated as noted above (i.e., 0% of the total bonus target earned), and (b) comparable sales at the 36th percentile of the 2015 Performance Group (i.e., 19.7% of the bonus target earned, however, no portion of the comparable sales component was earned because we did not achieve 75% of the pre-tax earnings target):

Executive	Threshold		Target		Maximum		2015 Bonus Earned
	% of Salary	Potential Payout	% of Salary	Potential Payout	% of Salary	Potential Payout	% of Salary	Actual Payout
Mr. Glazer	25	$250,000	100	$1,000,000	200	$2,000,000	0	$0
Mr. Shein	15	$61,800	60	$247,200	120	$494,400	0	$0
Mr. Lawrence	18.75	$123,263	75	$493,050	150	$986,100	0	$0
Mr. Hunter	15	$70,500	60	$282,000	120	$564,000	0	$0
Mr. Parsons	15	$65,550	60	$262,200	120	$524,400	0	$0
Long-Term Equity Incentive Awards for 2015
At its March 2015 meeting, the Committee (1) reviewed the final TSR results for the three-year performance cycle (i.e., 2012 through 2014) for the 2012 performance shares, (2) discussed the attainment level based on our TSR results versus our 2012 Performance Group, (3) reviewed the current standing and attainment levels for 2013 and 2014 performance shares based on the TSR of the Performance Groups established at the beginning of those years, (4) discussed individual long-term incentive grants for senior executives recommended by management, (5) reviewed estimated shares needed for 2015 awards, and (6) reviewed shares available for future grants. To determine the size of each equity award, the Committee reviewed market data, prior years’ long-term equity incentive decisions, the performance and potential of our named executive officers and recommendations from the Committee’s independent compensation consultant.

Based upon the recommendation of the Committee and the approval of the other independent directors, the following long-term equity incentive awards were granted to our named executive officers in 2015 in consideration of their 2014 performance and in recognition of the critical roles they play in our future success and long-term growth:

Executive	Target Performance Shares (#)(1)	Restricted Stock (#)(2)
Mr. Glazer	60,942	49,861
Mr. Shein (3)	12,061	29,811
Mr. Lawrence	41,898	34,280
Mr. Hunter (4)	6,348	21,353
Mr. Parsons	12,696	10,388
_________

(1)
The vesting of the performance shares depends on our TSR over the three-year performance cycle compared to the Performance Group established at the beginning of 2015 (see the “Overview of 2015 Executive Compensation - Long-Term Incentives” section of this CD&A for additional information regarding how TSR is calculated under the terms of our performance share awards). The performance cycle began on the first day of 2015 (February 1, 2015) and ends on the last day of 2017 (February 3, 2018).  The number of shares reflected in the table above is the number of shares of our common stock each named executive officer will earn and receive if our TSR for the performance cycle is at the 50th percentile of the 2015 Performance Group. On a sliding scale, the performance shares earned can vary as follows:

Percentile Ranking in Performance Group	Performance Shares Earned as (%) of Target
≥90.9%	200.0%
72.7%	156.8%
50%	100.0%
27.3%	31.8%
< 27.3%	—

(2)	The restricted stock will vest on a pro rata basis over four years (i.e., 25% per year).

(3)	Mr. Shein’s award includes 19,943 shares of restricted stock granted on June 16, 2015, in connection with his execution of an employment agreement with us.

(4)	Mr. Hunter’s award includes 16,159 shares of restricted stock granted on April 1, 2015, in connection with his execution of an employment agreement with us.
Executive Compensation for 2016
At its March 2016 meeting, the Committee reviewed (1) our performance in 2015, (2) each named executive officer’s performance in 2015, (3) comparative compensation information regarding our Peer Group and additional survey data provided by the Committee’s independent compensation consultant, (4) the importance that each named executive officer plays in our future success and long-term growth, (5) the need to create an incentive for future performance, (6) tally sheets reflecting all elements of compensation, total annual compensation and total deferred compensation for each named executive officer and (7) internal pay equity.

As a result of that review and discussion with our other independent directors, the Committee and our other independent directors approved the following 2016 compensation for our named executive officers:

Executive	2016 Base Salary ($) (1)	2016 Target Performance Bonus Opportunity (as Pct. of Salary) (%) (2)	Performance Shares (#) (3)	Restricted Stock (#) (4)
Mr. Glazer	1,000,000	100	121,447	182,171
Mr. Shein	412,000	60	25,840	38,760
Mr. Lawrence	657,400	75	90,439	135,659
Mr. Hunter	470,000	60	25,840	38,760
Mr. Parsons	437,000	60	25,840	38,760
_________

(1)	The named executive officers’ base salaries were not adjusted for 2016.

(2)
The percentage of base salary for a threshold performance incentive bonus opportunity is13.75% of the target reflected in the above table for each named executive officer. The percentage of base salary for a maximum performance incentive bonus opportunity is double the target reflected in the above table for each named executive officer.

(3)
The vesting of the performance shares depends on our TSR over the three-year performance cycle compared to the Performance Group established at the beginning of 2016. The performance cycle began on the first day of 2016 (January 31, 2016) and ends on the last day of 2018 (February 2, 2019).  The number of shares reflected in the table above is the number of shares of our common stock each named executive officer will earn and receive if our TSR for the performance cycle is at the 50th percentile of the 2016 Performance Group.

(4)	The restricted stock will vest on a pro rata basis over four years (i.e., 25% per year).
Executive Compensation Program Administration
The Committee administers the base salary, annual performance incentive bonus, long-term incentive and other compensation programs for our named executive officers and other executive officers. The Committee ensures that the total compensation paid to our named executive officers is fair, reasonable and competitive. Although the compensation committees of some companies make all compensation decisions with respect to their named executive officers, we believe it is consistent with best practices in corporate governance to reach a consensus among all independent directors when establishing executive compensation. Accordingly, while the Committee takes the lead in formulating executive compensation, it also seeks the approval of our other independent directors to provide an additional check on the appropriateness of the compensation awarded.
Tax and Accounting Considerations
IRC Section 162(m) (“Section 162(m)”) imposes a $1 million limit on the amount that a public company may deduct for compensation paid to its CEO or any of its three other most highly compensated executive officers (other than the CFO) who are employed as of the end of the year. This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualified performance-based compensation” (i.e., compensation paid only if the individual’s performance meets pre-established objective goals based on performance criteria approved by the shareholders). The Committee’s policy is to design compensation programs that further our compensation objectives and the interests of our shareholders and that generally preserve the tax deductibility of compensation expenses.
Performance incentive bonuses paid to executive officers and awards granted under our equity incentive plans, other than restricted stock awards, are designed to constitute qualified performance-based compensation for purposes of Section 162(m). The Committee also believes, however, that it must maintain the flexibility to take actions that it deems to be in our best interests but which may not qualify for tax deductibility under Section 162(m). In this regard, if the amount of base salary, plus the value of any restricted stock awards vesting in the same year, for a named executive officer exceeds $1 million, any amounts over $1 million will not be deductible for federal income tax purposes.

The Committee considered (1) the impact of the $1 million limit on the deductibility of non-qualified performance based compensation imposed by Section 162(m), (2) the accounting treatment of various types of equity-based compensation under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, and (3) the non-deductibility of excess parachute tax payments under IRC Section 280G (and the related excise tax imposed on covered employees under IRC Section 4999) in its design of executive compensation programs. In addition, the Committee considered other tax and accounting provisions in developing the compensation programs for our named executive officers. These included the special rules applicable to nonqualified deferred compensation arrangements under IRC Section 409A, as well as the overall income tax rules applicable to various forms of compensation. While the Committee strives to compensate our named executive officers in a manner that produces favorable tax and accounting treatment, its main objective is to develop fair, equitable and competitive compensation arrangements that appropriately motivate, reward and retain those executives.
Summary Compensation Table for 2015
The following table sets forth the compensation earned by or paid to our named executive officers for each of the last three fiscal years.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($) (3)	Total ($)
Michael L. Glazer President and Chief Executive Officer	2015	995,231	—	2,824,427	—	232,208	4,051,866
	2014	966,077	—	2,736,628	600,780	159,670	4,463,155
	2013	932,693	—	2,195,856	—	289,878	3,418,427

Oded Shein Executive Vice President, Chief Financial Officer and Treasurer	2015	410,155	—	908,982	—	75,576	1,394,713
	2014	395,360	—	497,578	124,003	75,140	1,092,081
	2013	367,404	—	426,972	—	94,846	889,222

Steven P. Lawrence Chief Merchandising Officer	2015	653,554	—	1,941,816	—	141,359	2,736,729
	2014	630,493	—	1,865,876	274,462	107,782	2,878,613
	2013	609,616	—	1,219,920	—	154,976	1,984,512

Steven L. Hunter Executive Vice President, Chief Information Officer	2015	464,385	—	639,044	—	83,787	1,187,216
	2014	432,193	—	671,123	134,385	71,800	1,309,501
	2013	421,539	—	426,972	—	56,910	905,421

Stephen B. Parsons Executive Vice President, Chief Human Resources Officer (4)	2015	435,154	—	588,421	—	84,322	1,107,897
	2014	326,923	25,000	398,600	131,750	313,001	1,195,274

_________

(1)
The amounts in this column reflect the grant date fair value for performance shares and restricted stock for the named executive officers with respect to the fiscal year in accordance with FASB ASC Topic 718. These amounts do not represent the actual amounts that will be realized by the named executive officers with respect to such awards. Assumptions used in the calculation of these amounts are included in Note 12 to our audited consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended January 30, 2016. Further information regarding the 2015 awards is included in the Grants of Plan-Based Awards table and the Outstanding Awards at Fiscal Year-End table later in this Proxy Statement. The grant date fair value of the performance shares awarded in 2015 and reflected in this column is the payout based on the probable outcome of the performance criteria, determined as of the grant date. The maximum potential achievement for the 2015 performance shares would be 200% of the target number of shares awarded and the grant date fair value if the highest level of performance is attained would be as follows: Mr. Glazer ($3,463,943), Mr. Shein ($685,547), Mr. Lawrence ($2,381,482), Mr. Hunter ($360,820) and Mr. Parsons ($721,641). The grant date fair value of the restricted stock was determined by multiplying the closing price of our common shares on the date of grant by the number of shares of restricted stock granted.

(2)
The amounts in this column reflect annual performance incentive bonus awards earned under the applicable incentive bonus plan for performance during each of the last three fiscal years. Amounts earned for performance are paid during the subsequent fiscal year. The amounts reflected include any deferrals made pursuant to our DC Plan.

(3)	For 2015, the amounts in this column include the following compensation for the executives, as more fully described in the table included with this footnote:

a.	Matching contributions made by us pursuant to our DC Plan, as described in the narrative disclosure accompanying the Nonqualified Deferred Compensation table below;

b.	Reimbursement of out-of-pocket healthcare costs under our supplemental executive medical plan, as described in the “Compensation Elements - Benefits and Perquisites” section of the CD&A;

c.	Healthcare insurance premium payments associated with our supplemental executive medical plan;

d.	Life insurance premium payments;

e.	Long-term disability insurance premium payments;

f.	The cost to us associated with the executive’s use of an automobile or the cash allowance provided in lieu of an automobile;

g.	An allowance for professional fees incurred in connection with estate planning, personal financial advisory services and individual tax preparation services; and

h.	The aggregate incremental cost to Stage associated with limited non-business use of corporate aircraft by Mr. Glazer.
The aggregate incremental cost of non-business use of corporate aircraft is calculated based on the costs we incur in connection with operating a flight, including expenses for fuel, landing fees, flight planning, navigation charges, ground services, on-board catering, and other miscellaneous costs. Due to the fact that the corporate aircraft are used primarily for business travel, fixed costs which do not change based on usage, such as pilot salaries, hangar fees, management fees, purchase costs, depreciation and capitalized improvements to the aircraft, are excluded. We did not reimburse or otherwise “gross-up” Mr. Glazer for any income tax obligation associated with his non-business use of corporate aircraft. The benefit of non-business use of corporate aircraft, which was approved by the Compensation Committee as part of Mr. Glazer’s overall compensation packages, is described in the “Benefits and Perquisites” section of the CD&A.

Name	DC Plan Matching Contributions ($)	Healthcare Cost Reimburse-ment ($)	Healthcare Insurance Premiums ($)	Life Insurance Premiums ($)	Long-Term Disability Insurance Premiums ($)	Auto Use / Allowance ($)	Professional Fees Allowance ($)	Non-Business Aircraft Usage ($)
Mr. Glazer	161,722	19,255	9,206	449	408	12,000	10,000	19,168
Mr. Shein	43,499	6,365	12,832	472	408	12,000	—	—
Mr. Lawrence	95,221	11,115	12,194	691	408	12,000	9,730	—
Mr. Hunter	50,983	4,661	12,468	535	408	12,000	2,732	—
Mr. Parsons	45,935	8,284	12,194	501	408	12,000	5,000	—
(4) On April 28, 2014, Mr. Parsons joined us as Executive Vice President, Chief Human Resources Officer. Mr. Parson’s annualized base salary for 2014 was $425,000. In consideration for accepting employment with us, Mr. Parsons received a lump sum payment of $25,000, which is reported in 2014 in the Bonus column of the Summary Compensation Table.

Grants of Plan-Based Awards in 2015
The following table sets forth each award made to our named executive officers in 2015 under any plan. Additional information regarding the performance shares and restricted stock granted in 2015 is set forth in the “Compensation Elements - Long-Term Incentive Compensation” section of the CD&A.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	Grant Date Fair Value of Stock Awards ($) (4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mr. Glazer	—	250,000	1,000,000	2,000,000	—	—	—	—	—
	3/26/2015	—	—	—	15,236	60,942	121,844	—	1,731,972
	3/26/2015	—	—	—	—	—	—	49,861	1,092,455
Mr. Shein	—	61,800	247,200	494,400	—	—	—	—	—
	3/26/2015	—	—	—	3,015	12,061	24,122	—	342,774
	3/26/2015	—	—	—	—	—	—	9,868	216,208
	6/16/2015	—	—	—	—	—	—	19,943	350,000
Mr. Lawrence	—	123,263	493,050	986,100	—	—	—	—	—
	3/26/2015	—	—	—	10,475	41,898	83,796	—	1,190,741
	3/26/2015	—	—	—	—	—	—	34,280	751,075
Mr. Hunter	—	70,500	282,000	564,000	—	—	—	—	—
	3/26/2015	—	—	—	1,587	6,348	12,696	—	180,410
	3/26/2015	—	—	—	—	—	—	5,194	113,801
	4/1/2015	—	—	—	—	—	—	16,159	344,833
Mr. Parsons	—	65,550	262,200	524,000	—	—	—	—	—
	3/26/2015	—	—	—	3,174	12,696	25,392	—	360,820
	3/26/2015	—	—	—	—	—	—	10,388	227,601
________

(1)
The amounts in these columns represent the threshold, target and maximum payouts for which each executive was eligible to receive under our 2015 performance incentive bonus awards. Amounts actually earned with respect to these awards are included in the Summary Compensation Table as non-equity incentive plan compensation. Further detail regarding the 2015 performance incentive bonus awards may be found in “Executive Compensation for 2015 - Annual Performance Incentive Bonuses for 2015” section of the CD&A.

(2)
The amounts in these columns reflect performance shares that will vest after a three-year performance cycle based on our TSR relative to the Performance Group, as described in the “Executive Compensation for 2015 - Long-Term Incentive Compensation Awards for 2015” section of the CD&A (see also the “Overview of 2015 Executive Compensation - Long-Term Incentives” section of the CD&A for additional information regarding the TSR calculation in connection with our performance share awards). The threshold number of shares refers to the lowest number of our common shares the named executive officer may earn and receive at the end of the performance cycle if the results are at the 25th percentile of the Performance Group. Performance results below the 25th percentile at the end of the performance cycle will result in the executives earning no common shares under this award. The target number of shares refers to the number of our common shares the named executive officer may earn and receive at the end of the performance cycle if the results are at the 50th percentile of the Performance Group. The maximum number of shares refers to the number of our common shares the named executive officer may earn and receive at the end of the performance cycle if the results are at the top percentile of the Performance Group.

(3)	This column reflects restricted stock awards that vest ratably over a four-year period (i.e., 25% per year).

(4)
The amounts in this column reflect the grant date fair value for performance shares and restricted stock for the named executive officers calculated in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 12 to our audited consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended January 30, 2016. The grant date fair value of the performance share awards reflected in this column is the payout based on the probable outcome of the performance criteria, determined as of the grant date.

Outstanding Equity Awards at 2015 Fiscal Year-End
The following table sets forth, as of the end of 2015, all equity awards outstanding under our equity compensation plans for each named executive officer. Market value is computed using the closing market price of our common stock on January 29, 2016, the last trading day prior to the end of our last completed fiscal year ($8.30).

	Option / SARs Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options / SARs Exercisable (#)	Number of Securities Underlying Unexercised Options / SARs Unexercis-able (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options / SARs (#)	Option / SARs Exercise Price ($)	Option / SARs Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Mr. Glazer	—	—	—	—	—	120,333	998,764	150,959	1,252,960
Mr. Shein	15,000	—	—	16.31	1/10/2018	—	—	—	—
	—	—	—	—	—	40,636	337,279	28,928	240,102
Mr. Lawrence	—	—	—	—	—	76,874	638,054	98,273	815,666
Mr. Hunter	8,850	—	—	18.84	3/29/2018	—	—	—	—
	—	—	—	—	—	35,110	291,413	25,506	211,700
Mr. Parsons	—	—	—	—	—	25,388	210,720	12,696	105,377
_________

(1)
Common shares reported in this column underlie unvested restricted stock awards as of the end of 2015. The vesting dates following the end of 2015 for each award of restricted stock are as follows (with a prorated portion of each award scheduled to vest annually):

Name	Number of Shares of Restricted Stock That Have Not Vested (#)	Vesting Dates
Mr. Glazer	49,861	3/26/2016, 3/26/2017, 3/26/2018, 3/26/2019
	30,938	4/3/2016, 4/3/2017, 4/3/2018
	16,200	4/4/2016, 4/4/2017
	23,334	4/19/2016

Mr. Shein	19,943	6/16/2016, 6/16/2017, 6/16/2018, 6/16/2019
	9,868	3/26/2016, 3/26/2017, 3/26/2018, 3/26/2019
	5,625	4/3/2016, 4/3/2017, 4/3/2018
	3,150	4/4/2016, 4/4/2017
	2,050	3/28/2016

Mr. Lawrence	34,280	3/26/2016, 3/26/2017, 3/26/2018, 3/26/2019
	21,094	4/3/2016, 4/3/2017, 4/3/2018
	9,000	4/4/2016, 4/4/2017
	12,500	4/30/2016

Mr. Hunter	16,159	4/1/2016, 4/1/2017, 4/1/2018, 4/1/2019
	5,194	3/26/2016, 3/26/2017, 3/26/2018, 3/26/2019

Name	Number of Shares of Restricted Stock That Have Not Vested (#)	Vesting Dates
	1,875	12/1/2016, 12/1/2017, 12/1/2018
	7,032	4/3/2016, 4/3/2017, 4/3/2018
	3,150	4/4/2016, 4/4/2017
	1,700	3/28/2016

Mr. Parsons	10,388	3/26/2016, 3/26/2017, 3/26/2018, 3/26/2019
	15,000	4/28/2016, 4/28/2017, 4/28/2018
(2) Common shares reported in this column underlie unvested performance shares (at the target number of performance shares) as of the end of 2015. The performance shares cliff vest after a three-year performance cycle based on our TSR return relative to the Performance Group, as described in the CD&A. The final day of each three-year performance cycle is as follows:

Name	Number of Performance Shares That Have Not Vested (#)	Final Day of the Three-Year Performance Cycle
Mr. Glazer	39,600	1/30/2016
	50,417	1/28/2017
	60,942	2/3/2018

Mr. Shein	7,700	1/30/2016
	9,167	1/28/2017
	12,061	2/3/2018

Mr. Lawrence	22,000	1/30/2016
	34,375	1/28/2017
	41,898	2/3/2018

Mr. Hunter	7,700	1/30/2016
	11,458	1/28/2017
	6,348	2/3/2018

Mr. Parsons	12,696	2/3/2018
Option Exercises and Stock Vested in 2015
The following table reflects all exercises of SARs and the vesting of restricted stock and performance shares held by each of our named executive officers during 2015.

	Option / SARs Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (2)
Mr. Glazer	—	—	137,665	2,995,098
Mr. Shein	15,000	96,491	19,755	434,315
Mr. Lawrence	—	—	71,991	1,550,586
Mr. Hunter	18,000	126,000	18,274	392,552
Mr. Parsons	—	—	5,000	101,925
________

(1)
The amounts in this column reflect the number of our common shares distributed to the named executive officer upon the vesting of the 2012 performance share award following the completion of its three-year performance cycle and the vesting of restricted stock awards during 2015.

(2)	The value realized is based on the average of the high and low market prices of our common shares on the vesting date.
Pension Benefits in 2015
None of our named executive officers participate in our defined benefit plan, which was closed to new participants and frozen effective June 30, 1998.
Nonqualified Deferred Compensation in 2015
The following table reflects the contributions to, earnings in and balance of each named executive officer’s account held under our DC Plan.

Name	Executive Contributions in Last Fiscal Year ($) (1)	Registrant Contributions in Last Fiscal Year ($) (2)	Aggregate Earnings in Last Fiscal Year ($) (3)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Mr. Glazer	161,722	161,722	(296,619)	—	888,409
Mr. Shein	43,499	43,499	(20,212)	—	572,925
Mr. Lawrence	95,221	95,221	(28,309)	—	693,377
Mr. Hunter	50,983	50,983	(14,465)	—	366,095
Mr. Parsons	45,935	45,935	(15,971)	—	142,478
________

(1)	The amounts in this column are included in the Salary column of the Summary Compensation Table for 2015.

(2)	The amounts in this column are included in the All Other Compensation column of the Summary Compensation Table for 2015.

(3)
The amounts in this column are not included in the Summary Compensation Table as these amounts reflect only the earnings on the investments designated by the named executive officer in his or her DC Plan account (i.e., appreciation or decline in account value). The amounts in this column do not include any above-market or preferential earnings, as defined by Item 402(c)(2)(viii) of Regulation S-K and the instructions thereto.

Retirement Plans
Deferred Compensation Plan
We sponsor the DC Plan which provides our named executive officers and certain other officers with the opportunity to participate in an unfunded, deferred compensation program that is not qualified under the IRC. Generally, the IRC and the Employee Retirement Income Security Act of 1974, as amended, restrict contributions to a tax-qualified 401(k) plan by highly compensated employees, and our named executive officers are unable to participate in our tax-qualified 401(k) plan. The DC Plan is intended to allow participants to defer income on a pre-tax basis. Under the DC Plan, participants may defer up to 50% of their base salary and up to 100% of their bonus and earn a rate of return based on actual investments chosen by each participant. We have established a grantor trust for the purpose of holding assets to provide benefits to the participants. We will match 100% of each participant’s contributions, up to 10% of the sum of their base salary and bonus.
The named executive officers have the opportunity to allocate the investment of the funds in their participant employee account among more than thirty investment options, including an option to invest in our common shares. In the case of the option to invest in our common shares, the DC Plan provides the opportunity to acquire our common shares on a pre-tax basis.
Frozen Defined Benefit Plan
We sponsor the DB Plan, a defined benefit pension plan for substantially all employees who met eligibility requirements and were enrolled prior to June 30, 1998. The DB Plan was frozen effective June 30, 1998. None of our named executive officers are participants in the DB Plan.

Potential Payments Upon Termination or Change In Control
This section addresses the rights of our named executive officers under their employment agreements and other compensation plans and arrangements upon a change in control (as defined below) or in the event their employment with us is terminated. The payments that a named executive officer would be entitled to receive upon termination or a change in control are not considered by the Compensation Committee when making annual compensation decisions for the named executive officers and do not factor into decisions made by us regarding other compensation elements.
The narrative discussion and tables below set forth the compensation payable to each named executive officer (or his beneficiaries, as applicable) upon a change in control or as a result of his termination of employment with us under various scenarios. The amounts shown in the tables are based on the assumption that the termination was effective as of January 30, 2016, the final day of 2015. The closing market price of our common shares on January 29, 2016, the final trading day of 2015, was $8.30. The actual amounts that would be payable in connection with a change in control or the termination of a named executive officer could only be determined at the time of the actual triggering event.
Upon termination, each participating named executive officer would receive his aggregate balance in our DC Plan, as is reflected in the “Aggregate Balance at Last Fiscal Year End” column of the Nonqualified Deferred Compensation table above. However, the named executive officers are not entitled to receive compensation for any unused vacation days upon termination.
Payments Upon Various Triggering Events at 2015 Fiscal Year-End
Termination by Us For Good Cause or Termination by Executive Without Good Reason
If we terminate a named executive officer for Good Cause (as defined below) or a named executive officer terminates his employment with us without Good Reason (as defined below), the executive will be entitled to receive any base salary earned and unpaid, and certain benefits accrued and unpaid, through the date of termination and will automatically forfeit any unvested restricted stock, performance shares, SARs, stock options or similar rights as of the date of termination.
Termination by Reason of Death, Disability or Retirement
If a named executive officer’s employment with us terminates as a result of his death, disability or retirement, (1) the executive will be entitled to receive any base salary earned and unpaid, and certain benefits accrued and unpaid, through the date of termination, (2) all unvested restricted stock, SARs, stock options or similar rights held by the executive will fully vest as of, and (in the case of SARs and stock options) be exercisable for one year following, the date of termination and (3) all unvested performance shares will vest at the target level and be payable to the executive.

Source of Payment	Mr. Glazer	Mr. Shein	Mr. Lawrence	Mr. Hunter	Mr. Parsons
Vesting of Restricted Stock ($)	998,764	337,279	638,054	291,413	210,720
Vesting of Performance Shares (at target level) ($)	1,252,960	240,102	815,666	211,700	105,377
Total ($)	2,251,724	577,381	1,453,720	503,113	316,097
Termination by Us Without Good Cause or Termination by Executive For Good Reason
If we terminate a named executive officer without Good Cause or a named executive officer terminates his employment with us for Good Reason, the named executive officer will be entitled to receive any base salary earned and unpaid, and certain benefits accrued and unpaid, through the date of termination, and the following:

•	severance in an amount equal to two times his base salary in the case of Mr. Glazer;

•
severance in an amount equal to one and one-half times in the case of Mr. Lawrence, and one times in the case of Mr. Shein, Mr. Hunter and Mr. Parsons, the aggregate of his (1) base salary plus (2) performance incentive bonus at the target level as in effect as of the date of termination;

•
the performance incentive bonus for the fiscal year in which the termination occurs prorated through the date of termination; provided, however, the named executive officer will not receive any portion of the performance incentive bonus unless the Board determines that the performance incentive bonus was earned and the executive would have been entitled to receive it had the termination not occurred;

•
in the case of Mr. Glazer, all unvested restricted stock held by him will fully vest as of the date of termination and all unvested performance shares at or above the 50th percentile of achievement as of the termination date will vest on a prorated basis at the target level and be payable to him;

•
continuation of healthcare benefits to which the named executive officer is participating as of the date of termination for a period of 18 months, in the case of Mr. Glazer and Mr. Lawrence, and 12 months, in the case of Mr. Shein, Mr. Hunter and Mr. Parsons, from the date of termination, and

•	outplacement services for a period of 12 months from the date of termination up to a maximum of $15,000.
In the following table, the benefits continuation amounts shown include the estimated premiums to be paid by us on behalf of the named executive officer for healthcare insurance.

Source of Payment	Mr. Glazer	Mr. Shein	Mr. Lawrence	Mr. Hunter	Mr. Parsons
Severance ($)	2,000,000	659,200	1,725,675	752,000	699,200
2015 Performance Incentive Bonus ($)	—	—	—	—	—
Vesting of Restricted Stock ($)	998,764	—	—	—	—
Vesting of Performance Shares (at target level) ($)	—	—	—	—	—
Healthcare Benefits ($)	44,954	21,206	38,034	18,902	22,524
Outplacement ($)	15,000	15,000	15,000	15,000	15,000
Total ($)	3,058,718	695,406	1,778,709	785,902	736,724
Change in Control - Termination Without Good Cause or Termination by Executive For Good Reason
If a change in control occurs, and during the period beginning six months before and ending 24 months after the change in control, we or our successor terminates the named executive officer’s employment without Good Cause or the named executive officer terminates his employment with Good Reason, the named executive officer will be entitled to receive any base salary earned and unpaid, and certain benefits accrued and unpaid, through the date of the change in control or termination, and the following:

•
severance in an amount equal to three times, in the case of Mr. Glazer and Mr. Lawrence, and two times, in the case of Mr. Shein, Mr. Hunter and Mr. Parsons, the aggregate of his (1) base salary plus (2) performance incentive bonus at the target level as in effect as of the date of the change in control or termination;

•	the performance incentive bonus for the fiscal year in which the termination occurs prorated through the date of termination;

•
all unvested restricted stock, SARs, stock options or similar rights will fully vest and all unvested performance shares will vest at the target level and be payable to him as of the date of the change in control;

•
continuation of healthcare benefits to which the named executive officer is participating as of the date of change in control or termination for a period of 36 months, in the case of Mr. Glazer and Mr. Lawrence, and 24 months in the case of Mr. Shein, Mr. Hunter and Mr. Parsons, from the date of the change in control or termination;

•	outplacement services for a period of 12 months from the date of the change in control or termination up to a maximum of $15,000; and

•
financial planning allowance for a period of 36 months in the case of Mr. Glazer and Mr. Lawrence, and 24 months in the case of Mr. Shein, Mr. Hunter and Mr. Parsons, from the date of the change in control or termination.

If any payment to the named executive officer due to a change in control subjects the executive to any excise tax, we will not pay to the executive a gross-up payment to compensate him for the amount of the excise tax.
The payments and benefits provided in connection with a change in control are intended to help provide us with continuity of management and continued focus on the business by senior management in the event of a change in control.

In the following table, the benefits continuation amounts shown include the estimated premiums to be paid by us on behalf of the named executive officer for healthcare insurance.

Source of Payment	Mr. Glazer	Mr. Shein	Mr. Lawrence	Mr. Hunter	Mr. Parsons
Severance ($)	6,000,000	1,318,400	3,451,351	1,504,000	1,398,400
2015 Performance Incentive Bonus ($)	—	—	—	—	—
Vesting of Restricted Stock ($)	998,764	337,279	638,054	291,413	210,720
Vesting of Performance Shares (at target level) ($)	1,252,960	240,102	815,666	211,700	105,377
Healthcare Benefits ($)	89,909	42,412	76,068	37,804	45,049
Outplacement ($)	15,000	15,000	15,000	15,000	15,000
Financial Planning ($)	30,000	10,000	30,000	10,000	10,000
Total ($)	8,386,633	1,963,193	5,026,139	2,069,917	1,784,546
Change in Control - Without Termination
If a change in control occurs, all unvested restricted stock, SARs, stock options or similar rights will fully vest and all unvested performance shares will vest at the target level and be payable to the named executive officer as of the date of the change in control.

Source of Payment	Mr. Glazer	Mr. Shein	Mr. Lawrence	Mr. Hunter	Mr. Parsons
Vesting of Restricted Stock ($)	998,764	337,279	638,054	291,413	210,720
Vesting of Performance Shares (at target level) ($)	1,252,960	240,102	815,666	211,700	105,377
Total ($)	2,251,724	577,381	1,453,720	503,113	316,097
Change in Control Described
A “change in control” shall be deemed to have occurred:

•
on such date, within the 12-month period following the date that any one person, or more than one person acting as a group (as defined in §1.409A 3(i)(5)(v)(B) of the Treasury Regulations), acquires ownership of stock that represents 25% or more of the combined voting power of our then outstanding securities (“Trigger Date”), that a majority of the individuals who, as of the Trigger Date, constitute the Board (“Incumbent Board”) are replaced by new members whose appointment or election is not endorsed by a majority of the members of the Incumbent Board before the date of such appointment or election;

•
as of the date that any one person, or more than one person acting as a group (as defined in §1.409A-3(i)(5)(v)(B) of the Treasury Regulations), acquires ownership of stock that, together with stock held by such person or group, constitutes more than 50% of either (a) the then outstanding shares of our common stock or (b) the combined voting power of our then outstanding voting securities entitled to vote generally in the election of directors; provided, however, if any one person or more than one person acting as a group, is considered to own more than 50% of the total fair market value or total voting power of our stock, the acquisition of additional stock by the same person or persons shall not be considered to cause a change in control; or

•
on the date any one person, or more than one person acting as a group (as defined in §1.409A-3(i)(5)(v)(B) of the Treasury Regulations), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) all, or substantially all, of our assets, except for any sale, lease exchange or transfer resulting from any action taken by any creditor of ours in enforcing its rights or remedies against any of our assets in which such creditor holds a security interest. Provided further, a transfer of assets by us shall not be treated as a change in control if the assets are transferred to: (1) a shareholder of ours (immediately before the asset transfer) in exchange for or with respect to its stock; (2) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by us; (3) a person, or more than one person acting as a group, that owns, directly or indirectly, 50% or more of the total value or voting power of all our outstanding stock; or (4) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person described in this paragraph. For purposes of this paragraph and except as otherwise provided in clause (1), a person’s status is to be determined immediately after the transfer of the assets.

Good Cause and Good Reason Defined
As used in this discussion, the definitions for Good Cause and Good Reason are as follows:

•
“Good Cause” means: (1) the named executive officer’s criminal conviction of a felony by a federal or state court of competent jurisdiction including any plea of guilty or no contest; (2) a material and significant act of dishonesty by the named executive officer relating to us; (3) a failure to comply with our Code of Ethics and Business Conduct; or (4) the named executive officer’s failure to follow a direct, reasonable and lawful order from the Board within the reasonable scope of his position, which failure, if remediable, is not remedied within thirty days after written notice to the named executive officer.

•
“Good Reason” shall exist if, without the named executive officer’s express written consent, we: (1) materially reduce or decrease the named executive officer’s base salary or incentive compensation opportunity level from the level in effect on the effective date of the employment agreement (or some subsequent higher level put into effect by the Board subsequent to the effective date of the employment agreement), unless such reduction or decrease is in connection with an across-the-board reduction or decrease in the base salaries or incentive compensation opportunity levels of all of our other senior level executives; (2) willfully fail to include the named executive officer in any incentive compensation plans, bonus plans, or other plans and benefits provided by us to other executive level executives; (3) materially reduces, decreases or diminishes the nature, status or duties and responsibilities of the named executive officer’s position from those in effect on the effective date of the employment agreement, and such reduction, decrease or diminution is not reasonably related to or the result of an adverse change in the named executive officer’s performance of assigned duties and responsibilities; (4) hires an executive senior to the named executive officer; or (5) require the named executive officer to (a) regularly perform the duties and responsibilities of his position at, or (b) relocate the named executive officer’s principal place of employment to, a location which is more than fifty miles from the location of the named executive officer’s principal place of employment. Good Reason shall not include the death, disability or voluntary retirement of the named executive officer or any other voluntary action taken by or agreed to by the named executive officer related to his or her position or employment with us.

Timing of Payments
The payments provided in connection with the termination events will be paid as follows:

•	Severance payment will be made to the executive in regular payroll payments throughout the severance period;

•	Incentive bonus payments will be made to the executive in a lump sum on or around April 1 following the end of the fiscal year in which the termination occurred;

•	Benefits will be provided in accordance with our standard policies and practices;

•	Outplacement payments will be made directly to the entity providing outplacement services following receipt of an invoice or statement from the entity providing the outplacement services;

•	Financial planning reimbursements will be made in accordance with our or our successor’s policies and procedures; and

•	Deferred compensation payments will be made in accordance with the provisions of the DC Plan.
DIRECTOR COMPENSATION
The compensation of our non-employee directors is set by the Board at the recommendation of the Corporate Governance and Nominating Committee (referred to as the “CGNC” in this section). In developing its recommendations, the CGNC is guided by the following objectives: (1) compensation should fairly pay non-employee directors for work required in a company our size; and (2) compensation should align the directors’ interests and the long-term interest of our shareholders. As requested by the CGNC, its director compensation consultant prepares competitive compensation analyses regarding both the Peer Group and the broader market for similarly situated companies and advises the CGNC on the level and design of compensation programs for non-employee directors. The Chair of the CGNC works directly with the CGNC’s director compensation consultant, if any, to determine the scope of the work needed to assist the CGNC in its decision making processes. Directors are reimbursed for actual expenses they incur while attending, or otherwise participating in, Board meetings, committee meetings and ad hoc committee assignments.
Directors who are our full-time employees receive no additional compensation for serving on the Board. Non-employee directors receive the compensation described below.

Retainers and Fees
Board Retainer
Non-employee directors received a $60,000 annual retainer for service on the Board, which was earned and paid pro rata over their term at the beginning of each month. The annual retainer is intended to compensate the director for attendance at regularly scheduled quarterly Board meetings (including by teleconference) and up to two special meetings of the Board, as well as consultation and participation in meetings held for periodic updates.
Chairman Retainer
In addition to the annual board retainer, the Chairman of the Board received a $125,000 retainer, which was earned and paid pro rata over his term at the beginning of each month. The retainer is intended to compensate the Chairman for the additional duties set forth in the Governance Guidelines.
Special Board Meeting Fee
Beginning with the seventh meeting of the Board, directors received a special board meeting fee of $1,500 per meeting for their preparation and attendance at special meetings of the Board (including attendance by teleconference) called for the purpose of specific actions by the Board and held at times other than in conjunction with regular quarterly meetings of the Board. No additional meeting fee was paid for attendance at regular quarterly Board meetings and the first two special Board meetings.
Committee Meeting Fees
Non-employee directors received (1) a regular committee meeting fee of $1,500 per meeting for their preparation and attendance at regular quarterly meetings of the committees on which they serve (including by teleconference), and (2) a special committee meeting fee of $1,500 per meeting for (a) their preparation and attendance at committee meetings (including by teleconference) called for the purpose of specific actions by their committees and held at times other than in conjunction with regular quarterly meetings of their committees and (b) their preparation and attendance at ad hoc committee assignments held at times other than in conjunction with regular quarterly meetings of their committees or the Board. Non-committee members who voluntarily attend a committee meeting did not receive a fee.
Committee Chair Fees
The Chair of the Audit Committee received a committee chair fee of $20,000. The Chair of the Compensation Committee received a committee chair fee of $15,000. The Chair of the Corporate Governance and Nominating Committees received a committee chair fee of $12,500. The annual committee chair fee was earned and paid pro rata over the Chair’s term at the beginning of each month.
Restricted Stock Awards
Initial Grant
Upon a non-employee director’s initial appointment or election, the director will receive a restricted stock award valued at $100,000, based on the closing price of our common shares on the date of appointment or election, but prorated for the number of months the director will serve until the next annual meeting of our shareholders (“Initial Grant”). The Initial Grant will cliff vest on the earlier of one year from the grant date or the date of the first annual meeting of our shareholders following the grant date.
Reelection Grant
Upon a non-employee director’s reelection to the Board, the director will be granted a restricted stock award valued at $100,000, based on the closing price of our common shares on the date of reelection (“Reelection Grant”). The Reelection Grant will cliff vest on the earlier of one year from the grant date or the date of the first annual meeting of our shareholders following the grant date.
Forfeiture of Grants
A director will forfeit any unvested Initial Grant and Reelection Grants if he or she ceases to be a director at any time prior to the vesting date other than due to (1) the fact that the director’s age prohibits him or her from serving as a director per the Governance Guidelines, (2) death, (3) permanent disability (as determined by the Board) or (4) a change in control (as defined in the applicable equity incentive plan), at which time the unvested Initial Grant and Reelection Grant will fully vest.

Health Benefits
We have made arrangements with our medical provider to offer medical and dental coverage to the directors and their eligible family members. The cost to the directors will be the same premiums our active employees pay through payroll deductions.
Election Concerning Receipt of Certain Compensation
Under our Amended and Restated 2003 Non-Employee Director Equity Compensation Plan, a non-employee director may elect to receive the board retainer, chairman retainer, special board meeting fees, committee meeting fees, committee chair fee, and such other compensation as the Board may deem appropriate in the form of: (1) restricted stock, deferred stock units, cash, or a combination of restricted stock, deferred stock units and cash at the time that such compensation is earned; or (2) in cash or restricted stock at a later date. Any issuance of restricted stock in lieu of cash will be made by us on such terms and conditions as the Board may establish. In order to receive restricted stock, a director must notify us of his or her election to receive restricted stock by executing an applicable election form and execute a shareholder agreement by which the director agrees not to sell any of the restricted stock until the director leaves the Board.
Director Compensation Table for 2015
The following table provides information concerning the compensation earned by each person who served as a non-employee director during 2015.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Alan J. Barocas	83,345	100,012	—	—	—	183,357
Elaine D. Crowley	91,637	100,012	—	—	—	191,649
Gabrielle E. Greene-Sulzberger (3)	32,443	—	—	—	—	32,443
Diane M. Ellis	94,428	100,012	—	—	—	194,440
Earl J. Hesterberg	96,137	100,012	—	—	—	196,149
Lisa R. Kranc	78,137	100,012	—	—	—	178,149
William J. Montgoris	210,637	100,012	—	—	—	310,649
C. Clayton Reasor	75,137	100,012	—	—	—	175,149
Ralph P. Scozzafava	109,251	100,012	—	—	—	209,263
_________

(1)
The amounts shown in this column reflect the amount of cash compensation earned in 2015 for Board and committee service.  Directors may elect to receive the board retainer, chairman retainer, special board meeting fees, committee meeting fees, committee chair fees and such other compensation as the Board may deem appropriate, as the case may be, as described above in the “Election Concerning Receipt of Certain Compensation” section.

(2)
The amounts shown in the column reflect the grant date fair value of stock awards granted in 2015 to the named directors valued in accordance with ASC 718 and is equal to the closing market price of 5,644 common shares on the date of grant.

(3)	Effective on June 10, 2015, Gabrielle E. Greene-Sulzberger resigned from the Board to devote additional time to pursing other professional opportunities.

EQUITY COMPENSATION PLAN INFORMATION
The following table summarizes information as of January 30, 2016 relating to our: (1) Amended and Restated 2001 Equity Incentive Plan (“2001 Equity Plan”) and our Second Amended and Restated 2008 Equity Incentive Plan (“2008 Equity Plan”), under both of which our common shares are authorized for issuance to directors, officers and other key employees in the form of restricted stock, upon the exercise of stock options and SARs, and as the result of the vesting of performance shares; and (2) Amended and Restated 2003 Non-Employee Director Compensation Plan (“2003 Director Plan”), under which our common shares are authorized for issuance to non-employee directors in lieu of all or a portion of their cash compensation if they so elect. The 2001 Equity Plan expired on June 3, 2014.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#) (1)	Weighted-average exercise price of outstanding options, warrants and rights ($) (2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (#)
	(a)	(b)	(c)
Equity compensation plans approved by security holders:
2001 Equity Plan	—	—	—
2008 Equity Plan	224,400	17.16	2,073,657
2003 Director Plan (3)	—	—	225,000
Equity compensation plans not approved by security holders	—	—	—
Total	224,400	17.16	2,298,657
__________

(1)
Amounts in this column represent stock options and SARs outstanding under the 2008 Equity Plan. In addition, we had 355,344 shares of unvested restricted stock outstanding under the 2001 Equity Plan and 539,182 shares of unvested restricted stock outstanding under the 2008 Equity Plan. We also had 541,762 unvested performance shares outstanding under the 2001 Equity Plan and 452,336 unvested performance shares outstanding under the 2008 Equity Plan, which in each case represents the maximum number of common shares that may be earned under the outstanding performance share awards.

(2)	The weighted average remaining contractual life of these outstanding stock options and SARs is 1.7 years.

(3)
Shares granted under the 2003 Director Plan are solely for non-employee directors who elect to receive retainers or fees in restricted stock or deferred stock units in lieu of cash. We do not match or apply a premium to non-employee director compensation received in the form of equity.

ITEM 3: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
We are asking our shareholders to approve a non-binding, advisory resolution on the compensation of our named executive officers as disclosed in this Proxy Statement (commonly referred to as a “Say-on-Pay Vote”). The Board has adopted a policy providing for an annual Say-on-Pay Vote. In accordance with this policy and Section 14A of the Exchange Act, and as a matter of good corporate governance, the Board recommends that you vote FOR the following resolution:
RESOLVED, that the compensation paid to the named executive officers of Stage Stores, Inc., as disclosed in this Proxy Statement pursuant to Item 402 of SEC Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.
As described above in the “Compensation Discussion and Analysis” section (“CD&A”) of this Proxy Statement, the key objectives of our executive compensation program are to:

•	Enable us to attract, motivate and retain the executive talent required to successfully manage and grow our business and to achieve our short-term and long-term business objectives;

•
Maximize the long-term commitment of our executive officers to our success by providing compensation elements that align their interests with the interests of our shareholders by linking compensation elements directly to financial metrics that the Committee believes influence the creation of long-term shareholder value; and

•	Reward our executive officers upon the achievement of short-term and long-term business objectives and the creation of shareholder value.
We urge our shareholders to read the CD&A, which describes in greater detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative included in the “Executive Compensation” section of this Proxy Statement, which provide detailed information on the compensation of our named executive officers. The Compensation Committee and the Board believe that the policies and procedures articulated in the CD&A are effective in achieving our goals and that the compensation of our named executive officers reported in this Proxy Statement has contributed to our recent and long-term success.
2015 Overview
Our objective for 2015 was to build on our prior year achievements and to pursue meaningful sales and earnings growth. Our financial results and strategic actions for 2015 include the following:
Financial Results

•	Net sales decreased $34.1 million, or 2.1%, to $1.6 billion.

•	Comparable sales decreased 2.0%.

•	Direct-to-consumer sales, included in comparable sales, increased 20.2% to $45.4 million.

•	Gross profit decreased $53.4 million, or 11.9%.

•	Pre-tax earnings were $5.6 million, compared to pre-tax earnings of $60.7 million for 2014.

•	Diluted earnings per common share from continuing operations was $0.12, compared with $1.18 for 2014.

•	We generated $40.3 million in cash from operating activities, a 60.6% decrease over 2014.

•	We increased our quarterly dividend rate by 7.1% to $0.15 per common share in August 2015.

•	We paid cash dividends of $18.7 million, or $0.58 per share.

•
TSR, as calculated under the terms of our performance share awards, was -58.4% for 2015 and -59.4% for the three year period ended January 30, 2016 (see the “Overview of 2015 Executive Compensation - Long-Term Incentives” section of this CD&A for additional information regarding how TSR is calculated under the terms of our performance share awards).

Strategic Actions

•
We enhanced our customer online shopping experience with a new mobile app and mobile-optimized website, expanded our online assortments, added recommendation and pricing engines, and improved operational efficiency by increasing our centralized fulfillment to approximately 70%.

•	We grew our direct-to-consumer business by 20% for the year and achieved almost 4% penetration in the fourth quarter.

•	We updated our product assortment by offering more contemporary fashions and new brands, adding categories within existing brands, and extending existing brands to additional stores.

•
We continued to grow our cosmetics business with the installation of counters in 30 stores, which increased the total number of stores in which we have Estee Lauder and/or Clinique counters to over 330.

•	We built out our localization efforts, notably adding size optimization, to enable better alignment with customer preferences.

•	We completed 122 remodels, relocations and expansions in order to continue improving the shopping experience for our customers.

•
We increased the profitability benchmarks for our stores and, as part of a strategic evaluation of our store portfolio, we began a multi-year plan to close approximately 100 underperforming stores, including 23 stores in 2015.

•	We opened 3 new stores.

•	We began rebranding our stores and image, adding a fresh new logo and new look and feel to our marketing.

•	We leveraged our technology to create more personalized direct mail and email programs, and shifted our marketing activity to be more digitally-focused.

•	We reissued our private label credit card to approximately 2.8 million customers and grew sales penetration by 400 basis points.

•	We developed and rolled out to all associates our five core values.

Our 2015 financial performance fell short of our expectations. As a result, our named executive officers did not earn an annual performance incentive bonus for 2015, and shares were not earned under the three-year performance share awards whose performance cycle ended with 2015. We have tied these important components of compensation to our pre-tax earnings, comparable sales and TSR in order to align the interests of our named executive officers with shareholders and to deliver meaningful portions of executive compensation only when we perform. The relationship between our 2015 performance and realized compensation, as well as the design of our executive compensation program to emphasize shareholder alignment, demonstrates the effectiveness of our program.
This vote on executive compensation is advisory, which means that the vote is not binding on the Board, the Compensation Committee or us. Although non-binding, the Board and the Compensation Committee will continue to consider the results of Say-on-Pay Votes in determining future executive compensation.
The affirmative vote of a majority of the votes cast is required to approve this advisory resolution. Broker discretionary voting of uninstructed shares is not permitted for a shareholder vote on executive compensation.
THE BOARD RECOMMENDS THAT YOU VOTE FOR THE ABOVE ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION.

ITEM 4: RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP
AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2016
The Audit Committee appointed Deloitte & Touche LLP as our independent registered public accounting firm for 2016. This selection is being presented to the shareholders for their ratification.  Proxies solicited by the Board will, unless otherwise directed, be voted to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2016.
Deloitte & Touche LLP has been our independent registered public accounting firm since 2001.  The Audit Committee has been advised by Deloitte & Touche LLP that it is an independent registered public accounting firm with respect to us within the meaning of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
A representative of Deloitte & Touche LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if so desired.
The affirmative vote of a majority of the shares present or represented and entitled to vote either in person or by proxy is required to ratify the selection of Deloitte & Touche LLP.
THE BOARD RECOMMENDS THAT YOU VOTE FOR THE FOLLOWING RESOLUTION RATIFYING OUR APPOINTMENT OF AN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM:
RESOLVED, that the appointment of Deloitte & Touche LLP, as the independent registered public accounting firm for Stage Stores, Inc. for 2016 is hereby RATIFIED.
AUDIT COMMITTEE MATTERS
Pre-Approval Policies
The Audit Committee has the direct responsibility to select, retain, terminate, determine compensation and oversee the work of our independent registered public accounting firm.  Pre-approval by the Audit Committee is required for any engagement of our independent registered public accounting firm and the Audit Committee has established a pre-approval policy to prevent the provision of services that would impair the independence of our independent registered public accounting firm.  Under the policy, the Audit Committee annually pre-approves the audit and any non-audit services proposed to be provided by our independent registered public accounting firm.  Requests to provide services that require pre-approval by the Audit Committee are submitted to the Committee by our Chief Financial Officer, Controller or other officer and our independent registered public accounting firm.   In determining whether to approve the engagement of our independent registered public accounting firm, the Audit Committee considers whether such services are consistent with the SEC’s and the Public Company Accounting Oversight Board’s rules on auditor independence.  The Audit Committee also considers the amount of audit related fees in comparison to all other fees paid to the registered public accounting firm and reviews such comparison each year.

Principal Accountant Fees and Services
The fees billed to us by Deloitte & Touche LLP, our independent registered public accounting firm during the two most recently completed fiscal years, were as follows:

($ in thousands)	2015 ($)	2014 ($)
Audit Fees (1)	1,034	1,024
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees (2)	19	19
Total Fees	1,053	1,043
__________

(1)
Audit fees for fiscal 2015 and fiscal 2014 consisted of fees for (a) the audit of our annual financial statements, (b) review of financial statements in our quarterly reports on Form 10-Qs, (c) the audit of the effectiveness of our internal control over financial reporting, and (d) services that are provided by the independent registered public accounting firm in connection with statutory and regulatory filings.

(2)
All other fees for fiscal 2015 and fiscal 2014 consisted of fees for services related to the audit of the financial statements of our nonqualified DC Plan, which are included in the DC Plan’s Annual Report on Form 11-K. All services were approved by the Audit Committee.

Audit Committee Report
The Audit Committee has reviewed and discussed the audited financial statements for fiscal 2015 with management and our independent registered public accounting firm, Deloitte & Touche LLP. The Audit Committee has discussed with Deloitte & Touche LLP the matters required to be discussed by Auditing Standard No. 61, as amended, as adopted by the Public Company Accounting Oversight Board Rule 3200T. The Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence, and has discussed with Deloitte & Touche LLP its independence. Based on these reviews and discussions, the undersigned members of the Audit Committee recommended to the Board that our audited financial statements for fiscal 2015 be included in our Form 10-K for filing with the SEC.
Members of the Audit Committee
Ralph P. Scozzafava, Chair
Elaine D. Crowley
Diane M. Ellis
William J. Montgoris
ADDITIONAL INFORMATION
Annual Report on Form 10-K
A copy of our 2015 Annual Report on Form 10-K will be furnished without charge to shareholders, upon written request to Stage Stores, Inc., Attn: Investor Relations, 2425 West Loop South, Houston, Texas 77027. Our 2015 Annual Report on Form 10-K may also be accessed in the Investor Relations section of our website (www.stagestoresinc.com) under the “SEC Filings” caption.
Electronic Access to Proxy Statement and Annual Report
This Proxy Statement, our Annual Report to Shareholders for 2015 and our Annual Report on Form 10-K for 2015 are available to review at www.envisionreports.com/SSI for registered shareholders and at www.edocumentview.com/SSI for beneficial shareholders. This Proxy Statement and our Annual Report on Form 10-K for 2015 are also available on the SEC’s EDGAR database located at www.sec.gov.

Documents Available in Print
In addition to being posted with printer friendly versions in the Investor Relations section of our website (www.stagestoresinc.com) under the “Corporate Governance” caption, the charters of our Audit Committee, Corporate Governance and Nominating Committee and Compensation Committee, our Governance Guidelines, our Code of Ethics for
Senior Officers, and our Code of Ethics and Business Conduct are available in print to any shareholder who requests them. Written requests should be made to Stage Stores, Inc., Attn: Investor Relations, 2425 West Loop South, Houston, Texas 77027.
Solicitation of Proxies
This solicitation of proxies is made by and on behalf of the Board. In addition to mailing the Notice of Internet Availability (or, if applicable, paper copies of this Proxy Statement, the Notice of Annual Meeting of Shareholders and the proxy card) to shareholders of record on the record date, the brokers and banks holding our common shares for beneficial holders must, at our expense, provide our proxy materials to persons for whom they hold our common shares in order that such common shares may be voted. Solicitation may also be made by our officers and regular employees personally or by telephone, mail or electronic mail. Officers and employees who assist with solicitation will not receive any additional compensation. The cost of the solicitation will be borne by us. D.F. King & Co. has been retained to assist in soliciting proxies at an estimated fee of $7,000 plus reasonable out-of-pocket expenses.
Shareholder Proposals
Shareholder proposals intended to be presented at our 2017 annual meeting of shareholders must be received by our corporate secretary at our principal executive office on or before December 23, 2016 to be eligible for inclusion in our 2017 proxy statement and form of proxy. Such proposals must be submitted in accordance with Rule 14a-8 of the Exchange Act. If a shareholder intends to present a proposal at our 2017 annual meeting of shareholders without inclusion of that proposal in our 2017 proxy materials and written notice of the proposal is not received by our corporate secretary at our principal executive office on or before March 8, 2017, or if we meet other requirements of the SEC rules, proxies solicited by the Board for our 2017 annual meeting of shareholders will confer discretionary authority on the proxy holders named therein to vote on the proposal at the meeting. Proposals and notices of intention to present proposals should be addressed to our corporate secretary as follows: Chadwick P. Reynolds, Secretary, Stage Stores, Inc., 2425 West Loop South, Houston, Texas 77027.
OTHER MATTERS
As of the date of this Proxy Statement, the Board knows of no other matters that will be presented for consideration at the Annual Meeting other than Item 1, Item 2, Item 3 and Item 4 described above. If any other matter is properly brought before the Annual Meeting, including any adjournment or adjournments thereof, common shares represented by proxies received in response to this solicitation will be voted on such matter in accordance with the recommendation of the Board.
By Order of the Board of Directors,
Chadwick P. Reynolds
Senior Vice President,
Chief Legal Officer and Secretary

April 22, 2016
Houston, Texas

ANNEX A
Proposed Majority Voting Bylaw Amendment

Delete Section 2.14 of our Bylaws and replace it in its entirety with the following:

2.14
Voting for Directors. Unless otherwise provided in the Articles of Incorporation, every shareholder entitled to vote for the election of directors has the right to cast, in person or by proxy, all of the votes to which the shareholder’s shares are entitled for as many persons as there are directors to be elected and for whose election such shareholder has the right to vote. At each meeting of the shareholders for the election of directors at which a quorum is present, a director nominee shall be elected to the board of directors if the votes properly cast for such nominee’s election exceed the votes properly cast against such nominee’s election; provided, however, that the nominees receiving a plurality of the votes properly cast shall be elected to the board of directors at any such meeting of the shareholders at which the number of nominees for election exceeds the number of directors to be elected.

Stage Stores, Inc.

IMPORTANT ANNUAL MEETING INFORMATION 000004

ENDORSEMENT_LINE______________ SACKPACK______________

MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
ADD 4
ADD 5
ADD 6

Admission Ticket

C123456789

000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on June 1, 2016.

Vote by Internet

- Go to **www.envisionreports.com/SSI**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

1234 5678 9012 345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees and FOR Items 2, 3 and 4.

ITEM 1 — ELECTION OF DIRECTORS:

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
1.1 - Alan J. Barocas	☐	☐	☐	1.2 - Elaine D. Crowley	☐	☐	☐	1.3 - Diane M. Ellis	☐	☐	☐
1.4 - Michael L. Glazer	☐	☐	☐	1.5 - Earl J. Hesterberg	☐	☐	☐	1.6 - Lisa R. Kranc	☐	☐	☐
1.7 - William J. Montgoris	☐	☐	☐	1.8 - C. Clayton Reasor	☐	☐	☐	1.9 - Ralph P. Scozzafava	☐	☐	☐

	For	Against	Abstain		For	Against	Abstain
ITEM 2 – APPROVAL OF AN AMENDMENT TO OUR BYLAWS TO IMPLEMENT A MAJORITY VOTING STANDARD IN UNCONTESTED DIRECTOR ELECTIONS.	☐	☐	☐	ITEM 3 – ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION.	☐	☐	☐
ITEM 4 – RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2016.	☐	☐	☐				

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

C 1234567890 J N T
1 U P X 2 7 4 0 8 7 1

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

02C4AA

2016 Annual Meeting Admission Ticket

2016 Annual Meeting of
Stage Stores, Inc. Shareholders

Thursday, June 2, 2016, 8:30 a.m. Local Time

Stage Stores Corporate Headquarters
2425 West Loop South
Houston, TX 77027

Upon arrival, please present this Admission Ticket and photo identification at the registration desk.

Admittance may be denied without an Admission Ticket. For security purposes, briefcases, bags, purses, backpacks and other containers will be subject to search at the door.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Stage Stores, Inc.

+

Notice of 2016 Annual Meeting of Shareholders

Proxy Solicited by Board of Directors for Annual Meeting — June 2, 2016

The individual(s) signing on the reverse side of this proxy card as shareholder or as attorney, executor, administrator, trustee or guardian of the shareholder hereby appoints Michael L. Glazer and Oded Shein, or either of them, each with the power of substitution, as proxies for the shareholder to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present at the Annual Meeting of Shareholders of Stage Stores, Inc. to be held at the Company's headquarters in Houston, Texas on Thursday, June 2, 2016 at 8:30 a.m. local time, or at any postponement or adjournment thereof.

When properly executed, shares represented by this proxy will be voted in the manner specified by the shareholder. If no such directions are indicated, the proxies will have authority to vote the shares FOR all nominees in Item 1 and FOR Items 2, 3 and 4.

The shareholder acknowledges receipt of the accompanying Notice of Annual Meeting of Shareholders, the Proxy Statement for the June 2, 2016 meeting, and the Annual Report on Form 10-K for the fiscal year ended January 30, 2016.

(Items to be voted appear on reverse side.)

C Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

+